Exhibit 4.1
EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 26, 2025

among

PAPA JOHN’S INTERNATIONAL, INC.,
The Foreign Subsidiary Borrowers Party Hereto,

The other Loan Parties Party Hereto,

The Lenders Party Hereto,

BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents,

TRUIST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

___________________________

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC., PNC CAPITAL MARKETS, LLC and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers

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SCHEDULES:
Commitment Schedule
Schedule 1.01(A) – Excluded VIE’s
Schedule 1.01(B) – Existing Liens
Schedule 2.06 – Existing Letters of Credit
Schedule 3.03 – Subsidiaries
Schedule 3.19 – Employee Benefit Disclosures
Schedule 3.21 – Environmental Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.04 – Existing Investments
Schedule 9.24 – Released Loan Documents

EXHIBITS:
Exhibit A – Assignment and Assumption
Exhibit B – Form of Maturity Date Extension Request
Exhibit C-1 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D – Compliance Certificate
Exhibit E – Joinder Agreement
Exhibit F – Excluded VIE Approval Form
Exhibit G-1 – Form of Borrowing Subsidiary Agreement
Exhibit G-2 – Form of Borrowing Subsidiary Termination

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 26, 2025 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), among PAPA JOHN’S INTERNATIONAL, INC., as the Company, the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the other Loan Parties party hereto, the Lenders party hereto, BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents, TRUIST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Company, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Amended and Restated Credit Agreement, dated as of September 14, 2021 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”);
WHEREAS, the Company, the Foreign Subsidiary Borrowers party hereto, the other Loan Parties party hereto, the Lenders party hereto and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety, (ii) extend the maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement, (iii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement, (iv) extend a new term loan facility to the Company on the Effective Date and (v) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that the Departing Lender shall cease to be a party to the Existing Credit Agreement as more specifically set forth in Section 1.11 of this Agreement;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof; and
WHEREAS, it is also the intent of the Borrowers and the other Loan Parties party hereto to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Acquisition” has the meaning assigned to such term in the definition of “Permitted Acquisition”.
“Acquisition Holiday” has the meaning assigned to such term in Section 6.14.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrowers or any Lender, as the context requires.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. “Control”, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.
“Agent-Related Person” has the meaning assigned to it in Section 9.03(c).
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time (with the Swingline Exposure of each Lender calculated assuming that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time).
“Agreed Currencies” means (a) Dollars and (b) each Foreign Currency.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term

SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to SECTION 2.14. (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to SECTION 2.14. (b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable EBITDA” means, at any time, Consolidated EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a)).
“Applicable Parties” has the meaning assigned to it in Section 8.03(c).
“Applicable Percentage” means, at any time, (a) with respect to any Revolving Lender, a percentage equal to a fraction the numerator of which is such Revolving Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time; provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Revolving Lender’s share of the Aggregate Revolving Exposure at such time; provided further that, in accordance with Section 2.20, so long as any Revolving Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations under clause (a) above, and (b) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Term Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders at such time; provided that, in accordance with Section 2.20, so long as any Term Lender shall be a Defaulting Lender, such Defaulting Lender’s Term Loans shall be disregarded in the calculations under clause (b) above; provided further that, for purposes of Section 9.03(c), the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate exposure under clauses (a) and (b) above.
“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread”, “RFR Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that, on and as of the Effective Date, until the delivery to the Administrative Agent of the Financial Statements pursuant to Section 5.11 for the fiscal quarter of the Company ending on or about March 31, 2025, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 4:

Leverage Ratio	ABR Spread	Term Benchmark Spread and RFR Spread	Commitment Fee Rate
Category 1 < 2.00 to 1.00	0.25%	1.25%	0.175%
Category 2 ≥ 2.00 to 1.00 but < 2.50 to 1.00	0.375%	1.375%	0.20%
Category 3 ≥ 2.50 to 1.00 but < 3.00 to 1.00	0.50%	1.50%	0.225%
Category 4 ≥ 3.00 to 1.00 but < 3.50 to 1.00	0.75%	1.75%	0.25%
Category 5 ≥ 3.50 to 1.00	1.00%	2.00%	0.30%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company, based upon the Financial Statements delivered pursuant to Section 5.11 for such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the third (3rd) Business Day immediately following the date on which such consolidated Financial Statements and the indicating such change are delivered pursuant to Section 5.11; provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Company fails to deliver the annual or quarterly consolidated Financial Statements required to be delivered by it pursuant to Section 5.11, then Category 5 shall apply as of the first Business Day after the date on which such Financial Statements were required to have been delivered until the third (3rd) Business Day after the date such Financial Statements are delivered.
If at any time the Administrative Agent determines that the Financial Statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Company shall be required to retroactively pay any additional amount that the Company would have been required to pay if such Financial Statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered promptly upon written demand by the Administrative Agent to the Company (but in no event later than ten (10) Business Days after such written demand containing a reasonably detailed calculation of such additional amount); provided that nonpayment of such additional amounts as a result of any such inaccuracy shall not constitute a Default or Event of

Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate), at any time prior to the date that is ten (10) Business Days after such written demand to the Company.
“Approved Borrower Portal” has the meaning assigned to it in Section 8.11(a).
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” has the meaning assigned to the term in Section 9.04(b).
“Arranger” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., PNC Capital Markets, LLC and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint bookrunner hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) vendor financing or other supply chain financing programs and (e) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) RFR Loan denominated in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that, if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency (other than a Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    (a) in the case of any Loan denominated in Dollars, the Daily Simple RFR for Dollars or (b) in the case of any Loan denominated in Canadian Dollars, the Daily Simple RFR for Canadian Dollars; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States; and (b) the related Benchmark Replacement Adjustment;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Term CORRA Reference Rate.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Company) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Company) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been,

or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
(3)    in the case of a Term CORRA Reelection Event, the date that is 30 days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Company pursuant to Section 2.14(c).
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof), or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof), or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with SECTION 2.14. and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with SECTION 2.14.
“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is not a Plan or a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Regulation” has the meaning assigned to it in Section 3.23.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower Communications” means, collectively, any Borrowing Request, request for a Swingline Loan, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the relevant Borrower and the Administrative Agent.
“Borrowers” means the Company and any Foreign Subsidiary Borrower party hereto.
“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.
“Borrowing Request” means a request by the applicable Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Japanese Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any such day (other than a Saturday or a Sunday) on which banks are open for business in Tokyo, Japan, (b) in relation to Loans denominated in euros and in relation to the calculation or computation of EURIBOR, any such day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day for such Agreed Currency, (d) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Ontario, Canada, (e) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (f) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan or CBR Borrowing, any such day on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency.
“Canadian Dollars” means the lawful currency of Canada.
“Canadian Prime” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.
“Canadian Prime Rate” means, on any day, a rate per annum determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15

a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than 1% per annum, such rate shall be deemed to be 1% per annum for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Cash Management Agreement” has the meaning assigned to such term in Section 2.05(e).
“CBR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Central Bank Rate, the Japanese Prime Rate or the Canadian Prime Rate.
“CBR Spread” means, with respect to any Loan, the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, a rate per annum equal to the greater of (I) the sum of (A) for any Loan denominated in (a) Pounds Sterling, the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion (any reference rate described in this clause (A)(i) for any Foreign Currency being referred to as the “CBR Reference Rate”); plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor. Any change in the Central Bank Rate due to a change in the CBR Reference Rate or the Central Bank Rate Adjustment shall be effective from and including the effective date of such change in the CBR Reference Rate or the Central Bank Rate Adjustment, respectively.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:
(a) euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days), minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period;
(b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Daily Simple RFR for Pounds Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days), minus (ii) the

Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period; and
(c) any other Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion.
For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Cherokee County Transactions” means, the transactions between PJ Food Service, Inc. (“PJFS”) and the Cherokee County (Georgia) Development Authority (the “CCDA”), including (a) the transfer of title of equipment by PJFS to CCDA located in Cherokee County, Georgia for a purchase price of up to $16,500,000, (b) the loan made by PJFS to CCDA in an aggregate outstanding principal amount not to exceed $16,500,000, and (c) the leasing of such equipment transferred by PJFS from CCDA, all as contemplated by the PILOT Agreement made by and between PJFS and CCDA, entered into on December 21, 2017, and the other agreements, documents, and instruments executed in connection therewith and delivered to the Administrative Agent.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment and (c) any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Section 2.23.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all Equity Interests and other related property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien pursuant to the Collateral Documents in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations.
“Collateral Documents” means, collectively, the Pledge Agreement and all other agreements, instruments and documents executed in connection with this Agreement or the Pledge Agreement that are intended to create, perfect or evidence Liens in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, notices, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent in connection with such Liens.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Company” means Papa John’s International, Inc., a Delaware corporation.
“Compliance Certificate” has the meaning assigned to such term in Section 5.11(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning assigned to such term in Section 2.23(a).
“Consolidated EBITDA” means, for any period of determination, Consolidated Net Income for such period,
plus     (a)    without duplication and to the extent deducted in determining Consolidated Net Income, the sum for such period of
(i)depreciation,
(ii)amortization,
(iii)Consolidated Interest Expense,
(iv)income tax expense,

(v)non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period, including any non-cash compensation expense, impairment charges, the impact of purchase accounting, unrealized foreign currency translation losses, and non-cash restructuring charges and reserves (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period); provided that, if any such non-cash charges, write-downs or items represent an accrual or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash charges, write-downs or items in the current period and (B) to the extent the Company does decide to add back such non-cash charges, write-downs or items, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent,
(vi)non-recurring or unusual or extraordinary losses, expenses or charges (including restructuring and severance costs and litigation and settlement costs) in an aggregate amount during any period, when taken together with all amounts added back to Consolidated EBITDA pursuant to clause (a)(vii) below for such period, not to exceed 20% of Consolidated EBITDA for such period (as determined prior to the application of this clause (a)(vi) and such clause (a)(vii) below),
(vii)(A) the amount of any charges or reserves attributable to the undertaking and/or implementation of any cost-saving or restructuring initiatives or operating expense reductions, transition, business optimization and other restructuring and integration charges or reserves (including in connection with any Permitted Acquisition or similar Investment), and (B) the amount of cost savings and cost synergies (and costs attributable to such cost savings and cost synergies), consolidation and other restructuring charges, costs and reserves, and project startup costs (in each case for this clause (B), projected by the Company in good faith to be realized in connection with any Permitted Acquisition or similar Investment or the implementation of an operational initiative, operational change, restructuring, cost savings initiative or initiative similar to any of the foregoing after the Effective Date), in each case for the foregoing clauses (A) and (B), calculated on a pro forma basis as though such charges, reserves, cost savings, operating expense reductions, other operating improvements and cost synergies and items had been realized on the first day of such period and as if such charges, reserves, cost savings, operating expense reductions, other operating improvements and cost synergies and items were realized during the entirety of such period, and calculated net of the amount of actual benefits realized during such period from such actions; provided that (x) in the case of clause (B), such cost savings, operating expense reductions, other operating improvements and cost synergies are (i) reasonably supportable and quantifiable in the good faith judgment of the Company, and (ii) reasonably anticipated to be realized within 24 months after the consummation of the applicable Permitted Acquisition or similar Investment, operating improvement, restructuring, cost saving initiative or certain other similar initiatives, as the case may be, which is expected to result in such cost savings, expense reductions, other operating improvements or cost synergies, (x) no charges, reserves, cost savings, operating expense reductions and cost synergies and other items shall be added pursuant to this clause (vii) to the extent duplicative of any expenses, charges or other items otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (y) to the extent that any charges, reserves, cost savings, operating expense reductions, other operating improvements and cost synergies and items are not associated with a Permitted Acquisition or similar Investment following the Effective Date, all steps shall have been taken for realizing such savings and (z) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (a)(vii) to the extent occurring more than 24 months after the applicable Permitted Acquisition or similar Investment; provided further that the aggregate of all amounts added-back to Consolidated EBITDA pursuant to this clause (a)(vii) during any period, when taken together with all amounts added back to Consolidated EBITDA pursuant to clause (a)(vi) above for such period, shall not exceed an amount equal to 20% of Consolidated EBITDA for such period (as determined prior to the application of this clause (a)(vii) and such clause (a)(vi) above),
(viii)fees, charges and other expenses made or incurred during such period in connection with Permitted Acquisitions and other Investments, Dispositions, and issuances of Indebtedness and Equity Interests, in each case, that were consummated, occurred, incurred or assumed during such period; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (a)(viii) during any period for any such transactions that are not consummated shall not exceed an amount equal to 5% of Consolidated EBITDA for such period (as determined prior to the application of this clause (a)(viii)),

(ix)any charge or expense to the extent (i) reimbursed by third party insurance or by third parties that are not Affiliates of the Company pursuant to indemnification or reimbursement provisions or similar agreements, (ii) actually received during such period by the Company or applicable Subsidiary in cash and without duplication and (iii) not otherwise included as revenue in the calculation of Consolidated Net Income for such period,
(x)unrealized or realized net foreign currency translation or transaction losses (including currency remeasurements of Indebtedness and the net loss resulting from Swap Agreements permitted hereunder for currency exchange risk), and
(xi)severance payment and relocation costs in an aggregate amount not to exceed $10,000,000 during any period of four consecutive fiscal quarters of the Company,
minus    (b)    without duplication and to the extent included in determining Consolidated Net Income, the sum for such period of
(i)non-cash items of income or gains (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period, and including, for the avoidance of doubt, the impact of purchase accounting or unrealized foreign currency translation gains),
(ii)non-recurring, unusual or extraordinary gains or income (other than any such gains or income directly resulting from the refranchising of stores),
(iii)all cash payments made during such period on account of noncash charges that were accruals or reserves added to Consolidated Net Income pursuant to clause (a)(v) above in a prior period, and
(iv)unrealized or realized net foreign currency translation or transaction gains (including currency remeasurements of Indebtedness and the net gain resulting from Swap Agreements permitted hereunder for currency exchange risk), in each case, determined and consolidated for the Company and its Subsidiaries (excluding the Excluded VIE’s and the Excluded Marketing Subsidiaries) in accordance with GAAP. For purposes of calculating Consolidated EBITDA, (x) with respect to a business acquired by the Company or any Subsidiary pursuant to a Permitted Acquisition during any period, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (y) with respect to a business liquidated, sold or Disposed of by the Company or any Subsidiary during any period in compliance with Section 6.07, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or Disposition had been consummated at the beginning of such period; provided, however, that any such acquisition, liquidation, sale or Disposition transaction having an aggregate consideration value of less than $5,000,000 shall not be calculated on “pro forma basis.”
“Consolidated Interest Expense” means, for any period of determination, the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Indebtedness (including the interest portion of rentals under capitalized leases) and all but the principal component of payments in respect of conditional sales or other title retention agreements paid, accrued or scheduled to be paid or accrued during such period, net of interest income, in each case determined and consolidated for the Company and its Subsidiaries (excluding the Excluded VIE’s and the Excluded Marketing Subsidiaries) in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) determined for the Company and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the income (or deficit) of the Excluded VIE’s and the Excluded Marketing Subsidiaries.
“Consolidated Net Tangible Assets” means, as of any date, Consolidated Total Assets, excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other intangible assets.
“Consolidated Rental Expense” means, for any period of determination, the difference (if positive) of (a) the aggregate rental amounts payable by the Company and its Subsidiaries during such period under any lease of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more (but does not include any amounts payable under capitalized leases or performance rents), minus (b) the aggregate amount of cash rental income actually received by the Company and its Subsidiaries during such period from Persons that are not Affiliates of the Company under any lease of real property wholly-owned by the Company or any Subsidiary having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, in each case determined and consolidated for the Company and its Subsidiaries (excluding the Excluded VIE’s and the Excluded Marketing Subsidiaries) in accordance with GAAP.
“Consolidated Total Assets” means, at any date, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date (excluding the Excluded VIE’s and the Excluded Marketing Subsidiaries).
“Consolidated Total Indebtedness” means, as of any date of determination, any and all Indebtedness of the Company and its Subsidiaries, in each case, determined and consolidated for the Company and its Subsidiaries (excluding the Excluded VIE’s and the Excluded Marketing Subsidiaries), in accordance with GAAP.
“Contamination” means the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to a Governmental Authority, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other Remedial Action or which otherwise constitutes a violation of Environmental Laws.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Co-Documentation Agent” means each of Truist Bank and Wells Fargo Bank, National Association, in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Co-Syndication Agent” means each of Bank of America, N.A., PNC Bank and U.S. Bank National Association in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in SECTION 9.23.
“Credit Event” means a Borrowing, the issuance, amendment or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
“Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date. Notwithstanding the foregoing, if the Daily Simple CORRA as so determined by this definition would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in:

(i) Sterling, Daily Simple SONIA;
(ii) Dollars, Daily Simple SOFR; and
(iii) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA);
provided that, in each case, if the Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is four (4) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website. Notwithstanding the foregoing, if the Daily Simple SOFR as so determined by this definition would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Daily Simple SONIA” means for any RFR Interest Day, an interest rate per annum equal to SONIA for the day that is five RFR Business Days prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day. Notwithstanding the foregoing, if the Daily Simple SONIA as so determined by this definition would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Declining Lender” has the meaning assigned to such term in Section 2.23(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(d)) upon delivery by the Administrative Agent of written notice of such determination to the Company, each Issuing Bank, each Swingline Lender and each Lender.
“Departing Lender” means Barclays Bank PLC.
“DEPZZA” means DEPZZA, Inc., a Delaware corporation.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of all Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of all Obligations), in whole or in part, or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued to any current or former employees, consultants, directors, officers or members of management or pursuant to a plan for the benefit of current or former employees, consultants, directors, officers or members of management of the Company or its Subsidiaries or by any such plan to such current or former employees, consultants, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, consultants’, directors’, officers’ or management members’ termination, death or disability.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent or the applicable Issuing Bank, as the case may be, in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, using any method of determination it deems appropriate in its reasonable discretion.
“dollars”, “Dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is (i) wholly-owned by the Company, (ii) incorporated under the laws of England and Wales and (iii) approved from time to time by the Administrative Agent.

“Environmental Complaint” means any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by a Governmental Authority relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Governmental Authority or any written notice of liability or potential liability from any Person or Governmental Authority, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued to the Company or any of its Subsidiaries by a Governmental Authority pursuant to any Environmental Laws.
“Environmental Laws” means all federal, state, local and foreign Requirements of Law (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state or local Requirements of Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with a Governmental Authority pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Regulated Substance, (c) any exposure to any Regulated Substance, (d) the Contamination or threatened Contamination of any Regulated Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties or any Subsidiary of any Loan Party; or (iii) for the performance of a Remedial Action.
“Environmental Records” means all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of a Governmental Authority either must be submitted to a Governmental Authority or otherwise must be maintained.
“Environmentally Sensitive Area” means (i) any wetland as defined by or designated by applicable Requirements of Law, including Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Requirements of Law, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Requirements of Law, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Requirements of Law, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Requirements of Law, including Environmental Laws; or (vi) a floodplain or other flood hazard area as defined pursuant to any applicable Requirements of Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Group” means, at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under Section 414 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in euros and for any Interest Period, the EURIBOR Screen Rate two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in euros and for any Interest Period, the annual rate of interest equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant Interest Period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as selected by the Administrative Agent in its reasonable discretion, at approximately 11:00 a.m., Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“euro” and/or “€” means the single currency of the Participating Member States.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, for any Foreign Currency, the rate of exchange therefor as described in clause (b) of the definition of “Dollar Equivalent”.

“Excluded Equity Interests” means any Equity Interests of a Person which consists of: (a) any Equity Interests if, to the extent and for so long as, the grant of a Lien thereon to secure the Obligations is prohibited by any Requirements of Law; (b) Equity Interests in any Person other than wholly owned Subsidiaries; (c) Equity Interests in any Excluded VIE or any Excluded Marketing Subsidiary; (d) Equity Interests in any Foreign Subsidiary that is not a Material Foreign Subsidiary or a Foreign Subsidiary Borrower; (e) Equity Interests in any FSHCO that does not hold Equity Interests in a wholly-owned Material Foreign Subsidiary; and (f) Equity Interests in Risk Services Corp.
“Excluded Marketing Subsidiaries” means Papa John’s Marketing Fund, Inc. and its Subsidiaries, including Papa Card, Inc.
“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any withholding Taxes imposed under FATCA and (e) in respect of a UK Borrower, any Excluded UK Taxes.
“Excluded UK Taxes” means any withholding Taxes imposed by the United Kingdom on any amounts payable in respect of interest under any Loan Document to or for the account of a Recipient in circumstances where (i) that Recipient is not or has ceased to be a UK Qualifying Lender at the date on which the payment falls due and the withholding Taxes would not have applied had that Recipient been a UK Qualifying Lender at that date, except to the extent that such withholding Taxes are due and/or that Lender has ceased to be a UK Qualifying Lender solely as a result of any change after the date that Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or concession of the relevant Government Authority; (ii) the relevant Recipient is a UK Qualifying Lender solely by virtue of paragraphs (b), (c) or (d) of the definition of UK Qualifying Lender and (x) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and the Recipient has received from the relevant Borrower making the payment a certified copy of that Direction, and (y) the payment could have been made to the Recipient without any withholding Taxes if that Direction had not been made; (iii) the relevant Recipient is a UK Qualifying Lender solely by virtue of paragraphs (b), (c) or (d) of the definition of UK Qualifying Lender and (x) the relevant Recipient has not given a Tax Confirmation to the relevant Borrower, and (y) the payment could have been made to the Recipient without any withholding Taxes if the Recipient had given a Tax Confirmation to the relevant Borrower, on the basis that the Tax Confirmation would have enabled that Borrower to have formed a reasonable belief that the payment was an ‘excepted payment’ for the purpose of section 930 of the Income Tax Act 2007; or (iv) the relevant Recipient is a UK Treaty Lender and the relevant Borrower is able to demonstrate that the payment could have been made to the Recipient without any withholding Taxes had the Recipient complied with its obligations under Section 2.18(g).
“Excluded VIE” means those VIE’s identified in Schedule 1.01(A) attached hereto and made a part hereof, together with any VIE hereafter that is requested by the Company to be approved by the Lenders as an Excluded VIE and that the Required Lenders, each acting in their sole and absolute discretion, approve as an Excluded VIE pursuant to execution and delivery by the Required Lenders of a document not materially varying from the form thereof attached to and made a part hereof as Exhibit E, a copy of which shall be delivered by the Administrative Agent to the Company and each of the Lenders promptly following receipt by the Administrative Agent thereof, signed by at least the Required Lenders, it being understood and agreed that no Lender shall have any obligation to approve any additional Excluded VIE for which approval is requested by the Company.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Existing Letters of Credit” is defined in Section 2.06(a).
“Existing Maturity Date” has the meaning assigned to such term in Section 2.23(a).
“Extension Agreement” has the meaning assigned to such term in Section 2.23(a).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller, and Vice President, Treasury and Tax of the Company.
“Financial Projections” has the meaning assigned to such term in Section 3.09(b).

“Financial Statements” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.11(a) or 5.11(b).
“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Term CORRA, the Peso Rate, each Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the Floor as of the Effective Date for each of the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, the Peso Rate, each Daily Simple RFR, the Japanese Prime Rate and the Central Bank Rate shall be zero.
“Foreign Currencies” means (i) euro, (ii) Pounds Sterling, (iii) Canadian Dollars, (iv) Japanese Yen, (v) Mexican Pesos and (vi) any other currency (x) that is a lawful currency (other than dollars) that is readily available and freely transferable, not restricted and convertible into dollars and (y) that is agreed to by the Administrative Agent, each Issuing Bank (to the extent such currency will be available for Letters of Credit) and each of the Revolving Lenders.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Currency Sublimit” means $50,000,000.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Plan” means any retirement benefit or pension plan maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to any employees employed outside the United States which under applicable laws is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.24 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section. As of the Effective Date, there are no Foreign Subsidiary Borrowers.
“FSHCO” means any Domestic Subsidiary that (i) owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs, (ii) does not conduct any business or activity other than the ownership of such Equity Interests or debt interests and business or activity incidental thereto and (iii) does not incur, and is not otherwise liable for, any indebtedness or other liabilities other than Indebtedness or other liabilities permitted under Section 6.01 or incurred in connection with the ownership of assets described in clause (i) hereof.
“Funding Account” has the meaning assigned to such term in Section 4.01(g).
“GAAP” means generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.04, and applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” or “Guaranty” of or by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Guaranteed Obligations” means (i) with respect to any Borrower, the Specified Ancillary Obligations and the Obligations of the other Borrowers and (ii) with respect to any Subsidiary Guarantor, the Obligations, and, in each case, all costs and expenses including, without limitation, all court costs and reasonable and documented out-of-pocket attorneys’ and paralegals’ fees and reasonable and documented out-of-pocket expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrowers, any Loan Guarantor or any other guarantor of all or any part of the Obligations; provided that, in each case, the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.
“Historical Financial Statements” shall have the meaning assigned to the term in Section 3.09(a).
“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.09.
“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.09.
“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of any of the following: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit or Swap Agreement, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (v) any Guaranty of Indebtedness for borrowed money and (vi) Disqualified Stock of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Coverage Ratio” means, for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Rental Expense for such period, to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) Consolidated Rental Expense for such period.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), any CBR Loan, any Japanese Prime Loan or any Canadian Prime Loan, the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.
“Interest Period” means, with respect to any Term Benchmark Borrowing (other than a Swingline Loan), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, in the case of a Term Benchmark Loan denominated in Canadian Dollars, one or three months thereafter) (or, in the case of a Term Benchmark Loan denominated in Mexican Pesos, 28 days or 91 days thereafter) (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Revolving Commitment for any Agreed Currency), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of any Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank Sublimit” means, as of the Effective Date, (i) $24,500,000, in the case of Chase, (ii) $18,500,000, in the case of PNC Bank, (iii) $18,500,000, in the case of U.S. Bank National Association, (iv) $18,500,000, in the case of Bank of America, N.A. and (v) in the case of any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Company in writing by such Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Company; provided further that any decrease in the Issuing Bank Sublimit of any Issuing Bank to an amount less than such Issuing Bank’s Issuing Bank Sublimit as of the Effective Date (or such later date as such Person shall have initially become an Issuing Bank hereunder), shall require the consent of the Company, the Administrative Agent and such Issuing Bank.
“Issuing Banks” means, individually or collectively, each of (i) Chase, (ii) PNC Bank, (iii) U.S. Bank National Association, (iv) Bank of America, N.A., in each case, in its capacity as an issuer of Letters of Credit hereunder, and any other Lender from time to time designated by the Company as an Issuing Bank, with the consent of such Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).
“Japanese Prime” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Japanese Prime Rate.
“Japanese Prime Rate” means, on any day for any Loan denominated in Japanese Yen, a rate per annum equal to the greater of (a) the sum of (i) the Japanese local bank prime rate, plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor. Any change in the Japanese Prime Rate due to a change in the Japanese local bank prime rate or the Japanese Prime Rate Adjustment shall be effective from and including the effective date of such change in the Japanese local bank prime rate or the Japanese Prime Rate Adjustment, respectively.
“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Japanese Yen, a rate per annum equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days), minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided that, for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of TIBOR Rate for deposits in Japanese Yen for a maturity of one month.
“Japanese Yen” means the lawful currency of Japan.

“Jeffersontown IRB” means collectively (i) that certain Seven Million Five Hundred Thousand and 00/100 Dollar ($7,500,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on December 27, 1997, (ii) that certain Sixty Two Million Seven Hundred Thousand and 00/100 Dollar ($62,700,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on November 9, 1999, and (iii) that certain Ten Million and 00/100 Dollar ($10,000,000.00) Industrial Revenue Bond issued by the City of Jeffersontown, Kentucky on December 20, 2000, each of the same being supported by the sale and leaseback of property located at 2002 Papa John’s Boulevard, Jeffersontown, Kentucky.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Labor Contracts” means all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Loan Party or a Subsidiary of a Loan Party and its employees.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means at any time, the sum of (a) the aggregate undrawn Dollar Equivalent of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
“Lenders” means the Persons listed on the Commitment Schedule (or, if the Commitments of any Class have terminated or expired, a Person holding Credit Exposure in respect of such Class) and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).
“Letters of Credit” means the letters of credit issued pursuant to this Agreement (including the Existing Letters of Credit), and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date (excluding, to the extent included in Consolidated Total Indebtedness, (i) Indebtedness under the Jeffersontown IRB on such date so long as such Indebtedness is owed to a Subsidiary of the Company, (ii) Indebtedness outstanding under the Cherokee County Transactions on such date, (iii) Indebtedness constituting contingent reimbursement under any Swap Agreement in an aggregate amount not to exceed $10,000,000 as of any date of determination and (iv) obligations incurred in the ordinary course of business in respect of surety bonds in respect of insurance programs or other financing of insurance premiums of the Company and its Subsidiaries), to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or most recently prior to such date.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, leasehold mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.
“Limited Condition Transaction” means any Permitted Acquisition or other Investment permitted hereunder that the Company or one or more of its Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that, in the event that the consummation of any such Permitted Acquisition or other Investment shall not have occurred within one hundred twenty (120) days (or such longer period as agreed by the Administrative Agent in its sole discretion) following the signing of the applicable contractual commitment, such Permitted Acquisition or other Investment shall no longer constitute a Limited Condition Transaction for purposes of the Loan Documents.
“Liquidity” means, at any time, the sum of (i) Unrestricted Cash at such time and (ii) the aggregate amount of Unfunded Revolving Commitments available and permitted to be drawn at such time in accordance with this Agreement.
“Loan Documents” means, collectively, this Agreement, the Collateral Documents, each promissory note issued pursuant to this Agreement, any Letter of Credit Agreement, the Loan Guaranty, any Incremental Facility Amendment, any Extension Agreement and each other agreement, fee letter, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement, legal opinion issued in connection with the other Loan Documents, any agreement between the Company and any Swingline Lender regarding such Swingline Lender’s Swingline Lender Sublimit, any letter of credit application and any agreement between the Company and any Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the commercial lending facility made available hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party.
“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors and their successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders to the Borrowers pursuant to this Agreement, including Swingline Loans.
“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Margin Stock” means margin stock as defined in Regulation U, together with all official rulings and interpretations issued thereunder.
“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to have any material adverse effect on the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties to duly and punctually pay or perform their payment obligations under the Loan Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
“Material Domestic Subsidiaries” means each wholly-owned Domestic Subsidiary of the Company other than (a) (i) Subsidiaries which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a)), contributed less than $1,000,000 of Consolidated EBITDA for such period or (ii) Subsidiaries which contributed less than $1,000,000 of Consolidated Total Assets as of the last day of such period, (b) any FSHCO, or (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC.
“Material Foreign Subsidiaries” means (a) each Foreign Subsidiary Borrower and (b) each wholly-owned Foreign Subsidiary of the Company other than (a) (i) Subsidiaries which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a)), contributed less than $1,000,000 of Consolidated EBITDA for such period or (ii) Subsidiaries which contributed less than $1,000,000 of Consolidated Total Assets as of the last day of such period.
“Maturity Date” means the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Maturity Date Extension Request” means a request by the Company, in the form of Exhibit B hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.23.
“Maximum Leverage Ratio” has the meaning assigned to such term in Section 6.14.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Mexican Pesos” means the lawful currency of the Republic of Mexico.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Plan years, has made or had an obligation to make such contributions.
“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Company or any member of the ERISA Group) at least two (2) of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, minus (b) the sum of all fees (including investment banking fees, attorneys’ fees and accountants’ fees), commissions, costs and out-of-pocket expenses paid (or incurred and reasonably estimated to be payable) to third parties (other than Affiliates) in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable), (iii) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, and (iv) any amounts required to be deposited into escrow in connection with the closing of such event (until such amounts are released therefrom to a Loan Party or any Subsidiary), in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, (ii) all Banking Services Obligations and (iii) all Swap Agreement Obligations; provided that the definition of “Obligations” shall not create any guarantee by any Loan Guarantor of any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Department of Treasury under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Payment” has the meaning assigned to it in Section 8.06(c).
“Payment in Full of all Obligations” means (a) all Commitments shall have expired or been terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document and all other Obligations shall have been paid in full in cash (other than Banking Services Obligations, Specified Ancillary Obligations, and contingent obligations and Unliquidated Obligations with respect to which no claim has been asserted) and (c) all Letters of Credit shall have expired or terminated (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable Issuing Bank in their sole discretion shall have been made), in each case without any pending draw, and all LC Disbursements shall have been reimbursed.
“Payment Notice” has the meaning assigned to it in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.
“Permitted Acquisition” means the acquisition by the Company or any of its Subsidiaries in one or a series of related transactions, whether by purchase, lease or otherwise or by merger or consolidation, of (i) all or substantially all of the ownership interests of another Person or (ii) all or substantially all of the assets of another Person or of a business or division of another Person (each such transaction, an “Acquisition”); provided that each of the following requirements is met:
(a)if the Person so acquired shall become a Material Domestic Subsidiary, such Person shall execute a Joinder Agreement and deliver such other documents required by Section 5.12 and join this Agreement as a Subsidiary Guarantor pursuant to Section 5.12 before or within thirty (30) calendar days (or such longer period agreed to by the Administrative Agent) of such Acquisition (and without giving effect to any other grace periods provided therein);
(b)such Acquisition is not a Hostile Acquisition;
(c)the business or division acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, is engaged in the same or similar line or lines of business (or a line of business reasonably related to the line of business) conducted by the Company and its Subsidiaries or businesses reasonably related thereto and shall comply with Section 6.10;

(d)in the case of a merger or consolidation involving any Borrower or a Subsidiary, a Borrower or a Subsidiary is the surviving entity; provided that (i) any merger or consolidation involving the Company shall result in the Company as the surviving entity, (ii) subject to the immediately preceding clause (i), any merger or consolidation involving a Borrower shall result in a Borrower as the surviving entity, and (iii) any merger or consolidation involving a Loan Party other than a Borrower shall result in a Loan Party as the surviving entity; and
(e)immediately prior to and after giving effect (including giving effect on a pro forma basis) to such Acquisition (including any Indebtedness incurred or assumed in connection therewith), (A) no Default or Event of Default exists or would result therefrom and (B) the Company is in compliance with the financial covenants set forth in Section 6.14 (including after giving effect to any Acquisition Holiday), Section 6.15 and Section 6.16.
“Permitted Investments” means:
(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(b)readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P-1 from Moody's or at least A-1 from S&P;
(c)commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1, by S&P or P-1 by Moody’s on the date of acquisition;
(d)demand deposits, time deposits or certificates of deposit maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) a Lender or (ii) any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e)variable rate demand notes having a minimum long-term credit rating of A2 or A, or the equivalent, using the lowest credit rating by Moody’s or S&P, or with a short-term credit rating of A-1/P-2 or A-2/P-1, or the equivalent, using the lowest credit rating by Moody’s or S&P (issues with only one short-term credit rating must have a minimum credit rating of A-1, P-1 or the equivalent);
(f)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and
(g)with respect to investments made by any Foreign Subsidiary, foreign investments substantially comparable to any of the foregoing in connection with the managing of cash of any such Foreign Subsidiary.
“Permitted Liens” means any Liens created pursuant to any Loan Document and:
(a)Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet delinquent;
(b)    pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not overdue for a period of more than 30 days and Liens of landlords securing obligations to pay lease payments that are not overdue for a period of more than 30 days;
(d)    good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(e)    encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property arising in the ordinary course of business that do not secure monetary obligations, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(f)    Liens on property leased by any Loan Party or any Subsidiary of any Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
(g)    any Lien existing on the date of this Agreement and described on Schedule 1.01(B), and any modifications, replacements, renewals or extensions thereof provided that the principal amount of the obligation secured thereby is not hereafter increased, and no additional assets become subject to such Lien (other than the addition of proceeds, products, accessions and improvements to such property on customary terms);
(h)    Purchase Money Security Interests, and any modifications, replacements, renewals or extensions thereof provided that the aggregate outstanding amount of Indebtedness secured by such Purchase Money Security Interests shall not at any time exceed the amount set forth in Section 6.01(c) hereof (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.01(B));
(i)    the following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered such judgment does not constitute an Event of Default under clause (f) of Article VII:
    (i)    claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
    (ii)    claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
    (iii)    claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(iv)    Liens resulting from final judgments or orders that do not constitute an Event of Default under clause (f) of Article VII;

(j)    Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed Acquisitions that would be Permitted Acquisitions or other Investments that would be permitted under Section 6.04;
(k)    Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)    Liens (i) arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights relating to the establishment of depository relationships with banks and not granted in connection with the issuance of Indebtedness or other obligations, and (ii) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(m)    Liens representing any interest or title of any (A) licensor, sublicensor, lessor or sublessor and where a Loan Party or any Subsidiary thereof is a licensee, sublicensee, lessee or sublessee or (B) lessee, sublessee, licensee or sublicensee, in the case of clauses (A) and (B) under any lease, sublease, license or sublicense not prohibited by the terms of this Agreement and entered in to in the ordinary course of business, in each case to the extent any such Lien relates to the property being leased or licensed and so long as, in the case of Liens under clause (B), all such leases, subleases, licenses and sublicenses do not individually or in the aggregate (1) interfere in any material respect with the ordinary conduct of the business of any Loan Party or (2) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(n)    Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate outstanding principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $30,000,000;
(o)    Liens securing judgments for the payment of money not constituting an Event of Default under clause (f) of Article VII or securing appeal or other surety bonds related to such judgments;
(p)    Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with any Borrower or any Subsidiary of the Company or becomes a Subsidiary of any Borrower or on any property acquired, in each case, in connection with any Permitted Acquisition; provided that such Liens were not created in contemplation of such Permitted Acquisition and do not extend to any assets other than those of the Person acquired, merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary and the obligations secured thereby are permitted under Section 6.01(j);
(q)    (i) Liens created by any Loan Party in favor of any other Loan Party and (ii) Liens created by any Subsidiary that is not a Loan Party in favor of the Company or any other Subsidiary;
(r)     Liens of reclaiming sellers of goods to the Company and any of its Subsidiaries arising under Article 2 of the UCC in the ordinary course of business, covering only the good sold and securing only the unpaid purchase price for such good and related expenses in connection with transactions permitted or not prohibited hereby; and
(s)    Liens securing the Obligations.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos for any Interest Period, an interest rate per annum equal to the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for such Interest Period, determined by Banco de Mexico and most recently published in the Mexican Official Gazette (Diario Oficial de la Federacion) (such rate, the “Peso Reference Rate”) at approximately 11:00 a.m. (Mexico City time) on the first Business Day of such Interest Period, which such Peso Rate shall be determined by the Administrative Agent; provided that, if the Peso Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.
“Peso Reference Rate” has the meaning set forth in the definition of Peso Rate.
“Plan” means at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan or Foreign Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Pledge Agreement” means that certain Second Amended and Restated Pledge Agreement (including any and all supplements thereto), dated as of the Effective Date, among the applicable Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.
“PNC Bank” means PNC Bank, National Association, in its individual capacity, and its successors.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prepayment Event” means the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” means all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Money Security Interest” means Liens upon real or tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such real or tangible personal property.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.23.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time), on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is the TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) such Benchmark is Term CORRA, 1:00 p.m. (Toronto, Ontario time), on the day that is two Business Day preceding the date of such setting, (5) if such Benchmark is the Peso Rate, 11:00 a.m. (Mexico City time), on the date of such setting, (6) if the RFR for such Benchmark is Daily Simple SONIA, then four RFR Business Days prior to such setting, (7) if the RFR for such Benchmark is Daily Simple SOFR, then three (3) U.S. Government Securities Business Days prior to such setting, (8) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four (4) RFR Business Days prior to such setting or (9) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, Term CORRA, the Peso Rate, Daily Simple SONIA, Daily Simple SOFR or Daily Simple CORRA, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulated Substances” means, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “pesticide” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by, or could give rise to liability under, Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, per- and polyfluoroalkyl substances, radon and radioactive materials.
“Regulation U” means Regulation U, T or X as promulgated by the Board, as amended from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Japanese Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto, and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the Adjusted TIBOR Rate, (iv) with respect to any RFR Borrowing, the applicable Daily Simple RFR, (v) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, or (vi) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the Peso Rate, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate or (v) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the Peso Reference Rate, as applicable.
“Remedial Action” means any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, monitoring, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.
“Reportable Event” means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or a Multiemployer Plan.
“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or all of the Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Revolving Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Revolving Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Revolving Commitment of each Lender shall be deemed to be zero, and (b) for all purposes after the Loans become due and payable pursuant to Article VII or all of the Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time; provided further that, in the case of clauses (a) and (b) above, (i) the Revolving Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Revolving Commitment of such Lender shall be determined on the basis of its Revolving Exposure excluding such excess amount and (ii) any unfunded amounts in respect of any delayed draw Incremental Term Loan (or commitment in respect thereof) shall not be included in any determination of “Required Lenders”.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any executive officer or director of any Loan Party, including without limitation, any Financial Officer.
“Restricted Payment” has the meaning assigned to such term in Section 6.05.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent or the applicable Issuing Bank, as applicable, may determine at any time when an Event of Default exists.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the applicable documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $600,000,000.
“Revolving Credit Maturity Date” means March 26, 2030 (if the same is a Business Day, or if not then the immediately next preceding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal Dollar Equivalent of such Lender’s Revolving Loans and its LC Exposure and its Swingline Exposure at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, Daily Simple SONIA, (b) Dollars, Daily Simple SOFR and (c) Canadian Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Daily Simple CORRA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day, and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.

“RSC” means RSC Insurance Services Ltd., a Bermuda company and its successors and assigns.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and its successors.
“Safety Complaints” means any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by a Governmental Authority relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Governmental Authority or any written notice of liability or potential liability from any Person or Governmental Authority, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by a Governmental Authority pursuant to any Safety Laws.
“Safety Filings and Records” means all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Governmental Authority, the Loan Parties or any Subsidiaries of any Loan Party either must submit to a Governmental Authority or otherwise must maintain in their records.
“Safety Laws” means the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent foreign, federal, state or local Requirements of Law, each as amended, and any regulations promulgated thereunder or any other foreign, federal, state or local Requirements of Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-Ukrainian government controlled portions of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50% or more owned in the aggregate or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject or target of any Sanctions.
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender, the Swingline Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of each Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreement Obligations and Banking Services Obligations owing to such Person by any Borrower or any Subsidiary, (iv) each Indemnitee under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and permitted transferees and assigns.
“Senior Notes” means, collectively, the $400,000,000 in principal amount 3.875% senior secured notes due 2029 of the Company issued on or about September 14, 2021 pursuant to the Senior Notes Agreement and any additional notes issued thereunder from time to time.
“Senior Notes Agent” means Truist Bank in its capacity as trustee and collateral agent for the holders of the Senior Notes, and each of its successors in such capacities.
“Senior Notes Agreement” means that certain Indenture, dated as of September 14, 2021, by and among the Senior Notes Agent and the Loan Parties party thereto relating to the Senior Notes.
“Senior Notes Documents” means, collectively, the Senior Notes Agreement and the Senior Notes.
“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC) of the Company.
“SOFR” means, a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, at the date of this Agreement at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent and subordinated liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Ancillary Obligations” means, with respect to any Borrower, (a) all Obligations of the other Borrowers and (b) all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates in respect of any Swap Agreement Obligations or any Banking Services Obligations; provided that, notwithstanding the foregoing, the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Borrower of (or grant of security interest by any Borrower to support, as applicable) any Excluded Swap Obligations of such Borrower for purposes of determining any obligations of such Borrower.
“Specified Representations” means those representations and warranties made in Sections 3.01 (a) (with respect to the Loan Parties only), 3.04, 3.05, 3.06(a)(i), 3.10, 3.18, 3.23 (the penultimate sentence thereof only), 3.24 and 3.26 (subject to customary “funds certain” limitations).
“Specified Share Repurchase Program” means the publicly disclosed share repurchase program or authorization approved by the Board of Directors of the Company that permits the Company to purchase shares of its common stock from time to time (which may be effected through tender offers or open-market, privately negotiated or accelerated share repurchase transactions, or otherwise), as such program or authorization may be extended or increased from time to time by the Board of Directors of the Company.
“Statement” has the meaning assigned to such term in Section 2.18(g).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Board. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Obligations to the written reasonable satisfaction of the Administrative Agent.
“Subsidiary” of any Person at any time means (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. Unless otherwise set forth in any Loan Document, any reference to a “Subsidiary” in the Loan Documents shall mean a Subsidiary of the Company.
“Subsidiary Guarantor” means the Company’s Material Domestic Subsidiaries party hereto as Subsidiary Guarantors as of the Effective Date and any other Material Domestic Subsidiary that becomes a party to this Agreement pursuant to a Joinder Agreement.
“Supported QFC” has the meaning assigned to it in Section 9.23.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).
“Swingline Lender Sublimit” means, as of the Effective Date, (i) $20,000,000, in the case of Chase, (ii) $20,000,000, in the case of PNC Bank, and (iii) in the case of any other Swingline Lender, such amount as shall be designated to the Administrative Agent and the Company in writing by such Swingline Lender; provided that any Swingline Lender shall be permitted at any time to increase or reduce its Swingline Lender Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Company; provided further that any decrease in the Swingline Lender Sublimit of any Swingline Lender to an amount less than such Swingline Lender’s Swingline Lender Sublimit as of the Effective Date (or such later date as such Person shall have initially become a Swingline Lender hereunder), shall require the consent of the Company, the Administrative Agent and such Swingline Lender.
“Swingline Lenders” means each of Chase and PNC Bank, each in their capacity as a lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Banks shall be deemed to be required of the Swingline Lenders and any consent given by Chase in its capacity as Administrative Agent or an Issuing Bank shall be deemed given by Chase in its capacity as a Swingline Lender as well and any consent given by PNC Bank in its capacity as an Issuing Bank shall be deemed given by PNC Bank in its capacity as a Swingline Lender as well.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Confirmation” means, in respect of a UK Borrower, a confirmation by a Recipient that the person beneficially entitled to interest payable to that Recipient in respect of a Loan is either (i) a company resident in the United Kingdom for United Kingdom tax purposes; or (ii) a partnership each member of which is (x) a company so resident in the United Kingdom, or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, Term CORRA, the Peso Rate or the Adjusted TIBOR Rate.
“Term Benchmark Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided that, if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided further that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term CORRA Reelection Event.
“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Lender” means a Lender having a Term Loan Commitment or holding an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(b).
“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lenders pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on the Commitment Schedule or in the other documentation contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment pursuant to the terms hereof, as applicable. The aggregate amount of the Lenders’ Term Loan Commitments on the Effective Date is $200,000,000. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.
“Term Loan Maturity Date” means March 26, 2030 if the same is a Business Day, or if not then the immediately next preceding Business Day.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that, if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen and for any Interest Period, a rate per annum equal to the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Japanese Yen and for any Interest Period, the annual rate of interest equal to the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person which takes over the administration of that rate) for Japanese Yen for the relevant Interest Period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m., Tokyo, Japan time on such date of determination.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, Term CORRA, the Peso Rate, the Canadian Prime Rate, the Japanese Prime Rate, the Alternate Base Rate, the Central Bank Rate or the Daily Simple RFR.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Qualifying Lender” means, in relation to any UK Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan and:
(a)    where the interest is paid on a Loan made under a Loan Document by a person that was a bank (as defined for the purposes of section 879 of Income Tax Act 2007) at the time that that Loan was made, is at the due date for payment of the interest either within the charge to UK corporation tax as respects that interest payment or is a bank which would be within the charge to UK corporation tax as respects that interest payment apart from section 18A of Corporation Tax Act 2009;
(b)    is a company which is resident in the UK for UK tax purposes;
(c)    is a partnership each member of which is (A) a company so resident in the UK, or (B) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of Corporation Tax Act 2009) the whole of any share of interest payable in respect of that Loan that falls to it by reason of Part 17 of Corporation Tax Act 2009;
(d)    is a company which is not resident in the UK but which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (within the meaning of section 19 of Corporation Tax Act 2009) of that company; or
(e)    is a UK Treaty Lender.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Treaty” means a double taxation agreement between the United Kingdom and another jurisdiction.
“UK Treaty Lender” means any Recipient which:
(a)is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;
(b)does not carry on a business in the United Kingdom through a permanent establishment with which that Recipient’s participation under the relevant Loan Document in relation to any Borrower that is a UK Person is effectively connected; and
(c)meets all other conditions in the UK Treaty which relate to that Recipient and which that Recipient is required to meet in order to claim full exemption from tax imposed by the United Kingdom on interest amounts paid to or for its account under the relevant Loan Document (subject to the completion of any procedural formalities).
“UK Treaty State” means a jurisdiction that is party to a UK Treaty which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Revolving Commitment” means, with respect to each Revolving Lender at any time, the Revolving Commitment of such Revolving Lender at such time, less its Revolving Exposure at such time.
“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means, as of any date of determination, an amount equal to the aggregate amount of the Loan Parties’ unrestricted cash and Permitted Investments that is (a) dominated in Dollars, (b) on deposit with one or more financial institutions in the U.S., and (c) not encumbered by or subject to any other Lien, setoff, counterclaim, recoupment, defense or other right in favor of any Person (other than (i) a Lien securing the Obligations, and (ii) banker’s Liens relating to the establishment of depository relations in the ordinary course and not given in connection with the issuance or incurrence of Indebtedness).
“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in SECTION 9.23.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“VIE” means any Person that is a variable interest entity pursuant to ASC 810, “Consolidations” (previously referred to as Financial Accounting Standard Board Interpretation #46, “Consolidation of Variable Interest Entities” (FIN 46)).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition,(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (h) any reference in this Agreement to the Administrative Agent acting as the "collateral agent" or "administrative agent" for the Secured Parties, on behalf of the Secured Parties, or for the benefit of the Secured Parties shall be deemed to include the Administrative Agent acting in its capacity as trustee in respect of any Collateral governed by the laws of England and Wales in favor of the Secured Parties. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.
SECTION 1.04. Accounting Terms; GAAP.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)Notwithstanding anything to the contrary contained in Section1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05. Pro Forma Adjustments for Acquisitions and Dispositions; Limited Condition Transactions.
(a)To the extent the Company or any Subsidiary (x) makes any Permitted Acquisition or Disposition of assets outside the ordinary course of business permitted by Section 6.07 during the period of four fiscal quarters of the Company most recently ended or (y) consummates any other transaction that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement, then, in each case, (i) the Leverage Ratio and Interest Coverage Ratio and the definitions of Material Domestic Subsidiary and Material Foreign Subsidiary, in each case, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with (but without giving effect to any “management’s adjustments” under) Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer) (but in all cases subject to the applicable terms and conditions (including any caps or other limitations) set forth in the definition of Consolidated EBITDA and any defined terms used therein), as if such Permitted Acquisition, Disposition or other transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period, (ii) unless otherwise expressly required hereunder, such pro forma calculation shall be determined by reference to the financial statements for the period of four consecutive fiscal quarters ended on or most recently prior to such calculation for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent pursuant to Section 5.11(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.11(a) or (b), the most recent financial statements referred to in Section 3.09(a)) and (iii) any such calculation made by reference to, or requiring pro forma compliance with, any of the financial covenants shall be made by reference to the applicable financial covenant levels required under Section 6.14 (without giving effect to any Acquisition Holiday (other than in the case of determining satisfaction of the conditions to a Permitted Acquisition, Section 6.01(j) or the incurrence of an Incremental Term Loan the proceeds of which are used solely to finance the concurrent consummation of a Permitted Acquisition)), Section 6.15 and Section 6.16 (as applicable) for the quarter during which such Permitted Acquisition, Disposition or other transaction was consummated (or, if there is no such financial covenant required to be tested during such fiscal quarter, the applicable financial covenant level for the first testing period scheduled to occur after the date of such calculation); provided, however, that any such Permitted Acquisition, liquidation, sale or Disposition or other transaction having an aggregate consideration value of less than $5,000,000 shall not be calculated on “pro forma basis” pursuant to this Section 1.05. In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, to the extent any Indebtedness is incurred or assumed in connection with any transaction permitted hereunder, any pro forma determination of the Leverage Ratio or compliance with the financial covenants, in each case, required to be made under this Agreement in connection with such transaction shall be made without including the proceeds of such incurred or assumed Indebtedness as Unrestricted Cash.
(b)Notwithstanding anything in this Agreement to the contrary, in connection with any Limited Condition Transaction being financed all or in part with the proceeds of Incremental Term Loans, for purposes of:
(i)determining compliance with any provision of this Agreement which requires the calculation of the Leverage Ratio and the Interest Coverage Ratio;
(ii)determining compliance with the applicable representations and warranties in Article III, to the extent required by Section 4.02(a) (other than with respect to Specified Representations, which must be true and correct in all material respects (without duplication of materiality qualifiers) on the closing date of such Limited Condition Transaction), determining compliance with any covenant in this Agreement and the absence of any Default or Event of Default (other than any Event of Default under Section 7.01(a), (h), (k) or (l)); or
(iii)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);
in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder (or any such representation, warranty, requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default (other than with respect to any Event of Default under Section 7.01(a), (h), (k) or (l))) shall be deemed to be the date the purchase agreement or other definitive agreement related to such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any Indebtedness incurred or assumed in connection therewith), the Company or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test, condition or basket (and any related representations, warranties, requirements and conditions), such ratio, test, condition or basket (and any related representations, warranties, requirements and conditions) shall be deemed to have been complied with (or satisfied).
Upon making an LCT Election, the Company shall deliver a certificate of a Responsible Officer to the Administrative Agent demonstrating compliance on a pro forma basis after giving effect to such Limited Condition Transaction on such LCT Test Date with any relevant ratios, tests, conditions or baskets. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, tests, conditions or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test, condition or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations.
If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test, condition or basket availability with respect to the incurrence or assumption of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, the occurrence or consummation of any merger, consolidation, dissolution, division, liquidation, winding-up, sale, conveyance, assignment, lease, abandonment, transfer or disposition, or the making of any capital expenditure (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the purchase agreement or other definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test, condition or basket shall be required to be satisfied on a pro forma basis (x) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or assumption of Indebtedness and the use of proceeds thereof) have been consummated and (y) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or assumption of Indebtedness and the use of proceeds thereof) have not been consummated. Notwithstanding the foregoing, no LCT Election may be made in respect of the conditions set forth in Section 4.02 except as expressly provided under Section 4.02.
SECTION 1.06. Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.07. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.08. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
SECTION 1.09. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.10. Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Foreign Currencies on each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
SECTION 1.11. Amendment and Restatement of Existing Credit Agreement.
(a)The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. Neither the execution, delivery and acceptance of this Agreement nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any liens or indebtedness or other obligations under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) or to pay, extinguish, release, satisfy or discharge (i) all or any part of the indebtedness or other obligations evidenced by the Existing Credit Agreement, (ii) the liability of any Person under the Existing Credit Agreement or the Loan Documents (as defined under the Existing Credit Agreement) executed and delivered in connection therewith, (iii) the liability of any Person with respect to the Existing Credit Agreement or any indebtedness or other obligations evidenced thereby, or (iv) any liens, security interests or contractual or legal rights securing all or any part of such indebtedness or other obligations. All Loans made, and Obligations incurred, under the Existing Credit Agreement which are outstanding on the Effective Date (and not terminated or otherwise repaid with the proceeds of any Loans made hereunder on the Effective Date) shall be re-evidenced as Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents.
(b)Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Effective Date and except as otherwise expressly provided herein:
(i)all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents;
(ii)the “Revolving Commitments” (as defined in the Existing Credit Agreement) shall continue as Revolving Commitments hereunder as set forth on Schedule 2.01;
(iii)the “Revolving Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement, if any, shall continue as Revolving Loans hereunder;

(iv)the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of the applicable “Revolving Commitments” and “Credit Exposure” (each as defined in and in effect under the Existing Credit Agreement) as are necessary in order that each Lender’s Revolving Exposure hereunder reflects such Lender’s Applicable Percentage thereof on the Effective Date (and in no event exceeds each such Lender’s Revolving Commitments hereunder), and the Company and each Lender that was a “Lender” under the Existing Credit Agreement (constituting the “Required Lenders” under and as defined therein) hereby agrees (with effect immediately prior to the Effective Date) that (x) such reallocation, sales and assignments shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions, without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), (y) such reallocation shall satisfy the assignment provisions of Section 9.04 and Section 9.02(c) of the Existing Credit Agreement and (z) in connection with such reallocation, sales, assignments or other relevant actions, the Company shall pay all interest and fees outstanding under the Existing Credit Agreement and accrued to the date hereof to the Administrative Agent for the account of the Lenders party hereto;
(v)each of the signatories hereto that is also a party to the Existing Credit Agreement hereby consents to any of the actions described in the foregoing clause (iv) and agrees that any and all required notices and required notice periods under the Existing Credit Agreement in connection with any of the actions described in the foregoing clause (iv) on the Effective Date are hereby waived and of no force and effect; and
(vi)(A) the Company shall repay in full the “Revolving Loans” (as defined in the Existing Credit Agreement) previously made to the Company by the Departing Lender under the Existing Credit Agreement which remain outstanding as of the Effective Date (accompanied by any accrued and unpaid interest and fees thereon), (B) the Departing Lender’s “Revolving Commitments” under the Existing Credit Agreement shall be terminated, (C) the Departing Lender shall not be a Lender for any purpose hereunder (except to the extent of any indemnification of the Existing Credit Agreement that is meant to continue to apply to the Departing Lender by its express terms), and (D) the Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement.
(c)Without limiting the foregoing, each Loan Party party hereto, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the “Loan Documents” as defined in the Existing Credit Agreement, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the “Loan Documents” as defined in the Existing Credit Agreement to which it is a party and (ii) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to any of the “Loan Documents” as defined in the Existing Credit Agreement, hereby ratifies and reaffirms such grant of security (and any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the Obligations.
ARTICLE II
The Credits
SECTION 2.01. Commitments.
(a)Subject to the terms and conditions set forth herein, each Revolving Lender severally (and not jointly) agrees to make Revolving Loans in Agreed Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10(a)) in (i) the Dollar Equivalent of such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Dollar Equivalent of the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments or (iii) the Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
(b)Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a Term Loan in Dollars to the Company, on the Effective Date, in a principal amount not to exceed such Lender’s Term Loan Commitment, by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
SECTION 2.02. Loans and Borrowings.
(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.
(b)Subject to Section 2.14, each Revolving Borrowing and each Term Loan Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, of the same Agreed Currency, in each case, as any Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan (except as otherwise provided in Section 2.13(c)). Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency). At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings or RFR Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Class of Borrowings.
SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the applicable Borrower shall notify the Administrative Agent of such request either in writing by submitting a Borrowing Request signed by a Responsible Officer of such Borrower or by electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the Administrative Agent, (a) in the case of a Term Benchmark Borrowing, not later than 12:00 noon, Local Time, three (3) U.S. Government Securities Business Days (in the case of a Term Benchmark Borrowing denominated in dollars) or four (4)  Business Days (in the case of a Term Benchmark Borrowing denominated in a Foreign Currency other than Mexican Pesos) or five (5) Business Days (in the case of a Term Benchmark Borrowing denominated in Mexican Pesos), in each case before the date of the proposed Borrowing, (b) in the case of an RFR Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, four RFR Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing denominated in Pounds Sterling, not later than 12:00 noon, New York City time, five RFR Business Days before the date of the proposed Borrowing or (d) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing; provided further that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)the applicable Borrower;
(ii)the Class of the Borrowing and the aggregate principal amount of the requested Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;
(v)in the case of a Term Benchmark Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07, and a breakdown of the separate wires comprising such Borrowing.
If no election as to the Agreed Currency of any Revolving Borrowing is specified, then the requested Revolving Borrowing shall be denominated in dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration (or, in the case of a Loan denominated in Mexican Pesos, a duration of 28 days). Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, in no event shall any Borrower be permitted to request an RFR Loan bearing interest based on Daily Simple CORRA, a Canadian Prime Loan, a Japanese Prime Loan or a CBR Loan (it being understood and agreed that any such Type of Loan shall only apply to the extent provided in Sections 2.08(e), 2.14(a), 2.14(f) and 2.14(g)).
SECTION 2.04. [Reserved].
SECTION 2.05. Swingline Loans.
(a)Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lenders severally may agree, but shall have no obligation, to make Swingline Loans in dollars to the Company, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding

$40,000,000 in the aggregate, (ii) the Dollar Equivalent of any Swingline Lender’s Revolving Exposure exceeding its Revolving Commitment, (iii) the Dollar Equivalent of the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments or (iv) the aggregate principal amount of outstanding Swingline Loans made by any Swingline Lender exceeding the Swingline Lender Sublimit of such Swingline Lender in the aggregate; provided that the Swingline Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Company may from time to time request that a Swingline Lender make Swingline Loans in excess of its individual Swingline Lender Sublimit in effect at the time of such request, and each Swingline Lender agrees to consider any such request in good faith. Any Swingline Loan so made by a Swingline Lender in excess of its individual Swingline Lender Sublimit then in effect shall nonetheless constitute a Swingline Loan for all purposes of this Agreement, and shall not affect the Swingline Lender Sublimit of any other Swingline Lender, subject to the limitations set forth in clauses (i) through (iii) of this Section 2.05(a). Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Company shall submit a written notice to the Administrative Agent of such request by fax or by electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the Administrative Agent, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the applicable Swingline Lender requested to make such Swingline Loan of any such notice received from the Company. The applicable Swingline Lender shall make each Swingline Loan available to the Company, to the extent such Swingline Lender elects to make such Swingline Loan, by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the applicable Lenders) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(b)The Swingline Lenders may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., New York City time, on a Business Day no later than 4:00 p.m., New York City time on such Business Day and if received after 11:00 a.m., New York City time, “on a Business Day” shall mean no later than 9:00 a.m., New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations in Swingline Loans pursuant to this paragraph and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.
(c)Any Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(c). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lenders” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of any Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(d)Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(c) above.
(e)In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.05(a), PNC Bank as Swingline Lender may, without the requirement for a specific request from the Company pursuant to Section 2.05(a) but subject to the conditions for funding any Swingline Loan set forth in Section 2.05(a) and Section 4.02, make Swingline Loans to the Company in accordance with the provisions of the agreements between the Company and PNC Bank relating to the Company’s deposit, sweep and other accounts at PNC Bank and related arrangements and agreements regarding the management and investment of the Company’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Company’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.05(e) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.05(a), (ii) not be subject to the limitations as to individual amount set forth in Section 2.02(c), (iii) be payable by the Company, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Revolving Credit Maturity Date, (iv) not be made at any time after PNC Bank has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Default exists, (v) if not repaid by the Company in accordance with the provisions of the Cash Management Agreements, be subject to each Lender's obligation pursuant to Section 2.05(b), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article II.
(f)Swingline Lender Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Swingline Lender other than Chase shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Swingline Loans made by such Swingline Lender, including all disbursements and repayments, (ii) on each Business Day on which such Swingline Lender makes any Swingline Loan, the date and amount of such Swingline Loan, (iii) on any Business Day on which the Company fails to reimburse a Swingline Loan as required to be reimbursed to such Swingline Lender on such day, the date of such failure and the applicable amount thereof, and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Swingline Loans made by such Swingline Lender.
SECTION 2.06. Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. Notwithstanding the foregoing, the letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or by electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Company shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Dollar Equivalent of the aggregate LC Exposure shall not exceed $80,000,000, (ii) no Lender’s Dollar Equivalent of Revolving Exposure shall exceed its Revolving Commitment, (iii) the Dollar Equivalent of the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments and (iv) the Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Company may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations set forth in clauses (i) through (iv) of this Section 2.06(b).
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-extension by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration thereof, including, without limitation, any automatic extension provision, one year after such extension) and (ii) the date that is ten (10) Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above); provided further that, notwithstanding the foregoing, a Letter of Credit may expire after the Revolving Credit Maturity Date (but in no event later than one year following the Revolving Credit Maturity Date) if the Company provides cash collateral acceptable to the applicable Issuing Bank in its sole discretion in accordance with Section 2.06(j) no later than sixty (60) days prior to the Revolving Credit Maturity Date. For the avoidance of doubt, if the Revolving Credit Maturity Date shall be extended pursuant to Section 2.23, “Revolving Credit Maturity Date” as referenced in this paragraph shall refer to the Revolving Credit Maturity Date as extended pursuant to Section 2.23; provided that, notwithstanding anything in this Agreement (including Section 2.23 hereof) or any other Loan Document to the contrary, the Revolving Credit Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in an amount equal to (and in the same Agreed Currency as) such LC Disbursement, not later than 12:00 p.m., Local Time, on (i) the Business Day that the Company receives notice of such LC

Disbursement, if such notice is received prior to 10:00 a.m., Local Time on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is received after 10:00 a.m., Local Time, on the day of receipt; provided that, if such LC Disbursement is greater than or equal to the Dollar Equivalent of $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in dollars, an ABR Revolving Borrowing, Term Benchmark Revolving Borrowing, RFR Revolving Borrowing or Swingline Loan in dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Term Benchmark Revolving Borrowing or RFR Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Term Benchmark Revolving Borrowing, RFR Revolving Borrowing or Swingline Loan, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Revolving Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in dollars, in an amount equal to the Dollar Equivalent thereof, calculated using the applicable Exchange Rates on the date such LC Disbursement is made, of such LC Disbursement.
(f)Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally. None of the Administrative Agent, the Revolving Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. Each Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specified terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by fax or by electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the applicable Issuing Bank) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by such Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or, in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Term Benchmark Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement and Resignation of an Issuing Bank.
(i)Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letters of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash in dollars equal to 103% of the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h), (k) or (l) of Article VII. The Company also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent. If the Company is required to provide an amount of cash collateral hereunder under Section 2.11(b) or Section 2.20(b), such amount (to the extent not applied as aforesaid) shall be returned to the Company as requested by the Company (i) with respect to cash collateral required under Section 2.11(b), so long as after giving effect to such return, all Revolving Exposures (as calculated under such Section) would be less than or equal to the aggregate Revolving Commitments at such time and (ii) with respect to cash collateral required under Section 2.20(b), the LC Exposure of the applicable Defaulting Lender has been fully reallocated or eliminated. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Company shall immediately deposit into the LC Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.
(k)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank other than Chase shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(m)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrowers and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07. Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds (i) in the case of Loans denominated in dollars, by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage and (ii) in the case of each Loan denominated in a Foreign Currency, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Term Benchmark Payment Office for such currency and at such Term Benchmark Payment Office for such currency in an amount in such currency equal to such Lender’s Applicable Percentage; provided that (i) Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans , or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from any Borrower by the Administrative Agent during the period beginning with the date the Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
SECTION 2.08. Interest Elections.

(a)Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of such Borrower or through any electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and currency resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) request an RFR Loan bearing interest based on Daily Simple CORRA, a Canadian Prime Loan, a Japanese Prime Loan or a CBR Loan (it being understood and agreed that any such Type of Loan shall only apply to the extent provided in Sections 2.08(e), 2.14(a) 2.14(f) and 2.14(g)).
(c)Each Interest Election Request (including requests submitted through any Approved Borrower Portal) shall specify the following information in compliance with Section 2.02:
(i)the applicable Borrower and the principal amount and Agreed Currency of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), RFR Borrowing or a Term Benchmark Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration (or, in the case of a Loan denominated in Mexican Pesos, a duration of 28 days).
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If any Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period of one month’s duration. If any Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, such Borrower shall be deemed to have selected that such Borrowing shall automatically be continued as a Term Benchmark Borrowing of the same Type and in its original Agreed Currency with the shortest Interest Period available pursuant to the definition of “Interest Period” at the end of such Interest Period.
(f)Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing:
(i)no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing;
(ii)unless repaid, each outstanding Term Benchmark Borrowing and each outstanding RFR Borrowing, in each case denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing);
(iii)unless repaid, each Term Benchmark Borrowing and each outstanding RFR Borrowing denominated in Canadian Dollars shall, on the last day of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing), bear interest at a rate per annum equal to the Canadian Prime Rate plus the CBR Spread;
(iv)unless repaid, each Term Benchmark Borrowing denominated in Japanese Yen shall, on the last day of the Interest Period applicable thereto, bear interest at a rate per annum equal to the Japanese Prime Rate plus the CBR Spread; and
(v)unless repaid, each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency (other than Canadian Dollars or Japanese Yen) shall, on the last day of the Interest Period applicable thereto (or immediately in the case of an RFR Borrowing), bear interest at a rate per annum equal to the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread;
provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate, Japanese Prime Rate or Central Bank Rate, as the case may be, for the applicable Foreign Currency cannot be determined, any outstanding affected Loans denominated in such Foreign Currency shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the Interest Period therefor (or immediately in the case of an RFR Loan) or (B) prepaid at the end of the applicable Interest Period (or immediately in the case of an RFR Loan), as applicable, in full; provided that if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by such Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (A) above.
SECTION 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments; Incremental Term Loans.
(a)Unless previously terminated, (i) the Term Loan Commitments shall terminate at 3:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.
(b)The Company may at any time terminate the Revolving Commitments upon the Payment in Full of all Obligations.

(c)The Company may at any time and from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Dollar Equivalent of the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments or (y) the Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case, denominated in Foreign Currencies, would exceed the Foreign Currency Sublimit.
(d)The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
(e)The Company shall have the right to increase the Revolving Commitments or enter into one or more tranches of term loans, or increase any existing Class of Term Loans (each an “Incremental Term Loan”), in each case by obtaining additional Revolving Commitments or participations in such Incremental Term Loans, either from one or more of the Lenders or another lending institution (other than any Ineligible Institution), provided that (i) any such request for an increase or tranche of Incremental Term Loans shall be in a minimum amount of $50,000,000, (ii) after giving effect thereto, the sum of the total of the additional Revolving Commitments and Incremental Term Loans does not exceed $500,000,000, (iii) the Administrative Agent and, only in the case of any increase in the Revolving Commitments, each Swingline Lender and each Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedures described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or participate in any tranche of Incremental Term Loans hereunder at any time.
(f)As a condition precedent to such an increase of the Revolving Commitments or tranche of Incremental Term Loans, the Company shall deliver to the Administrative Agent:
(i)a certificate of each Loan Party signed by an authorized officer of such Loan Party:
(A)certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or tranche; and
(B)in the case of the Company, certifying that as to the matters set forth in the following clause (f)(ii);
(ii)both immediately before and immediately after giving effect (including giving effect on a pro forma basis) to such increase or tranche:
(A)the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of such earlier date (or, in the case of Incremental Term Loans the proceeds of which will be used solely to finance all or part of a substantially concurrent Limited Condition Transaction, to the extent agreed by the Lenders providing such Incremental Term Loans, the only representations and warranties that will be required to be true and correct in all material respects as of the applicable effective date for such Incremental Term Loans shall be (x) the Specified Representations (conformed as necessary for such Limited Condition Transaction) and (y) such of those under the applicable purchase agreement or other definitive agreement related to such Limited Condition Transaction as are material to the interests of the Lenders, but only to the extent that the Company (or any Affiliate of the Company) has the right to terminate the obligations of the Company or such Affiliate under such purchase agreement or other definitive agreement or not consummate such Limited Condition Transaction as a result of a breach of such representations or warranties in such purchase agreement or other definitive agreement);
(B)no Default or Event of Default exists or would result therefrom (or, in the case of Incremental Term Loans the proceeds of which will be used solely to finance all or part of a substantially concurrent Limited Condition Transaction, to the extent agreed by the Lenders providing such Incremental Term Loans, (x) at the time of the execution and delivery of the purchase agreement or other definitive agreement related to such Limited Condition Transaction, no Default or Event of Default then exists or would result therefrom (such determination to be made, at the option of the Company, as of the date the purchase agreement or other definitive agreement for such Limited Condition Transaction is signed or as of the date the Limited Condition Transaction contemplated thereby is consummated) and (y) on the date of effectiveness of any such Incremental Term Loans, no Event of Default under Section 7.01(a), (h), (k) or (l) then exists or would result therefrom); and
(C)the Company is in compliance with the financial covenants contained in Section 6.14, Section 6.15 and Section 6.16 (which calculations in this clause (ii)(C) (x) shall each assume that such increase of the Revolving Commitments is fully drawn or such tranche of Incremental Term Loans is fully funded, as the case may be, and (y) in the case of Incremental Term Loans the proceeds of which will be used solely to finance all or part of a substantially concurrent Limited Condition Transaction, to the extent agreed by the Lenders providing such Incremental Term Loans, may be tested, at the option of the Company, on the date of the execution of the purchase agreement or other definitive agreement with respect to such Limited Condition Transaction); and
(iii)legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.
(g)On the effective date of any such increase or tranche of Incremental Term Loans, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified by the Company to the Administrative Agent). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan and applicable RFR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (A) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, and any other tranche of Incremental Term Loans hereunder, (B) shall be evidenced by this Agreement, (C) shall not be secured by any assets other than the Collateral, (D) shall have no obligors (directly or indirectly) other than the Loan Parties, (E) shall not mature earlier than the latest Maturity Date in effect at such time or any other maturity date applicable to any other Incremental Term Loans (if any) outstanding at such time (but may have amortization prior to such date so long as the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the initial Term Loans or any other Incremental Term Loans (if any) outstanding at such time) and (F) shall be treated substantially the same as (and in any event no more favorably than) and subject to substantially the same terms and conditions as the Revolving Loans, the initial Term Loans, and any other Incremental Term Loans (if any) outstanding at such time; provided that (x) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date (or such later maturity date applicable to any other Incremental Term Loans (if any) outstanding at such time, as the case may be) in effect at such time may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such Maturity Date and after such later maturity date, as applicable, and (y) the Incremental Term Loans may be priced (including, with respect to arranger fees, upfront fees, and interest rate margins) differently than the Revolving Loans, the initial Term Loans, and any other Incremental Term Loans (if any) outstanding at such time. Subject to the foregoing conditions, any Incremental Term Loans or increase in the Revolving Commitments may be made hereunder pursuant to an amendment or restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender participating in such tranche and the Administrative Agent. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09 and reflect the applicable Incremental Term Loans and increase in the Revolving Commitments. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
(h)In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.09, any new lending institution becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) in the case of any new lending institution that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.
SECTION 2.10. Repayment of Loans and Amortization; Evidence of Debt.
(a)Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date in the currency of such Loan, and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(b)The Company hereby unconditionally promises to pay in dollars to the Administrative Agent for the account of each Term Lender on each date set forth below the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(c), 2.11(d) or 2.18(h)):

Date	Amount
June 30, 2025	$0.00

September 30, 2025	$0.00
December 31, 2025	$0.00
March 31, 2026	$0.00
June 30, 2026	$2,500,000.00
September 30, 2026	$2,500,000.00
December 31, 2026	$2,500,000.00
March 31, 2027	$2,500,000.00
June 30, 2027	$3,750,000.00
September 30, 2027	$3,750,000.00
December 31, 2027	$3,750,000.00
March 31, 2028	$3,750,000.00
June 30, 2028	$3,750,000.00
September 30, 2028	$3,750,000.00
December 31, 2028	$3,750,000.00
March 31, 2029	$3,750,000.00
June 30, 2029	$5,000,000.00
September 30, 2029	$5,000,000.00
December 31, 2029	$5,000,000.00
Term Loan Maturity Date	The entire unpaid principal amount of all Term Loans

; provided that, if any date set forth above is not a Business Day, then payment shall be due and payable on the Business Day immediately preceding such date. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash in dollars by the Company on the Term Loan Maturity Date.
(c)Prior to any repayment of any Term Loan Borrowings under this Section, the Company shall select the Borrowing or Borrowings of the Term Loans to be repaid and shall notify the Administrative Agent by fax or through any electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the Administrative Agent of such selection not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Term Loan Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amounts repaid.
(d)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(e)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(f)The entries made in the accounts maintained pursuant to paragraph (b) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.
(g)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11. Prepayment of Loans.
(a)Voluntary Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.
(b)Excess Revolving Exposure. If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the principal Dollar Equivalent of the Aggregate Revolving Exposure (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments or (B) the sum of the aggregate principal Dollar Equivalent of all of the outstanding Revolving Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Revaluation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the principal Dollar Equivalent of the Aggregate Revolving Exposure (so calculated) exceeds 105% of the aggregate Revolving Commitments or (B) the Foreign Currency Exposure, as of the most recent Revaluation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Company shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal Dollar Equivalent sufficient to cause (x) the principal Dollar Equivalent of the Aggregate Revolving Exposure (so calculated) to be less than or equal to the aggregate Revolving Commitments and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable. All prepayments required to be made pursuant to Section 2.11(b) shall be applied, first to prepay the Swingline Loans if such prepayment is made in Dollars, second to repay Revolving Loans in the applicable Agreed Currency and third to cash collateralize outstanding LC Exposure.
(c)Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Company shall, immediately after such Net Proceeds are received by any Loan Party or Subsidiary, prepay the Obligations in an aggregate amount equal to 100% of such Net Proceeds. All mandatory prepayments required to be made pursuant to this Section 2.11(c) shall be applied prepay the Term Loans (and in the event Term Loans of more than one Class shall be outstanding at the time, shall be allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class) and shall be applied to reduce the subsequent scheduled repayments of Term Loans to be made pursuant to Section 2.10 or in such order of maturity as the Company may direct.
(d)Notice of Prepayment; Application of Proceeds. The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by fax or through any electronic communication (including an any Approved Borrower Portal) if arrangements for doing so have been approved by the Administrative Agent, of any prepayment under this Section: (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 10:00 a.m., Local Time, three (3) U.S. Government Securities Business Days (in the case of a Term Benchmark Borrowing denominated in dollars) or four (4) Business Days (in the case of a Term Benchmark Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an RFR Borrowing, not later than 12:00 noon, New York City time, five RFR Business Days (or four RFR Business Days if such RFR Borrowing is denominated in Dollars) before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 10:00 a.m., New York City time, on the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (or, in the case of any Loan that may not be requested pursuant to Section 2.02, in such amount that would be permitted in the case of an advance of a Revolving Borrowing of the same currency as provided in Section 2.02), except as necessary to apply fully the required amount of a mandatory prepayment. Except as set forth in clause (b) or (c) above, each prepayment of a Borrowing shall be applied (A) ratably to the Loans included in the prepaid Borrowing and (B) in the case of any prepayment of the Term Loans, in such order of maturity as the Company may direct. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments to the extent required by to Section 2.16.
SECTION 2.12. Fees.
(a)The Company agrees to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure and the Swingline Exposure of a Lender shall be included in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee; provided that, if such Lender continues to have any Revolving Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily Dollar Equivalent of such Lender’s Revolving Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Exposure. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable in dollars for the actual number of days elapsed (including the first day and last day of each period but excluding the date on which the Revolving Commitments terminate).

(b)The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the daily Dollar Equivalent of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the daily Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of each Issuing Bank relating to Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of all Letters of Credit shall be paid in dollars.
(c)Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.
(d)All fees payable hereunder shall be paid on the dates due, in dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. Interest.
(a)The Loans comprising each ABR Borrowing (other than any Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Term Benchmark Borrowing shall bear interest at the rate per annum equal to the Relevant Rate for the currency and Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR for the currency of such Loan plus the Applicable Rate.
(c)Each Swingline Loan shall bear interest at (i) the Alternate Base Rate plus the Applicable Rate or (ii) such other rate per annum (but not less than zero) as separately agreed between any Swingline Lender and the Company.
(d)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation under the applicable Loan Document.

(e)Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears, in the same Agreed Currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling, the Canadian Prime Rate, the Japanese Prime Rate, Term CORRA, Daily Simple CORRA or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, the Term SOFR Rate, Term CORRA, the Peso Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate, the TIBOR Rate, the Daily Simple RFR, Japanese Prime Rate, the Central Bank Rate or the Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14. Alternate Rate of Interest; Illegality. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this SECTION 2.14. , if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, Term CORRA, the Peso Rate, the Adjusted TIBOR Rate or the TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, Term CORRA, the Peso Rate, the Adjusted TIBOR Rate or the TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section

2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) if affected, any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Borrowing Request that requests any Revolving Borrowing as, or any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, (1) a Term Benchmark Borrowing in Canadian Dollars, such Borrowing shall be made as Canadian Prime Borrowing and bear interest at the Canadian Prime Rate plus the CBR Spread, (2) any Term Benchmark Loan denominated in Japanese Yen shall be made as Japanese Prime Borrowing and bear interest at the Japanese Prime Rate plus the CBR Spread and (3) a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in a Foreign Currency (other than Canadian Dollars or Japanese Yen), then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.
Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this SECTION 2.14. (a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03:
(A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) if affected, any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan;
(B) for Term Benchmark Loans denominated in any Foreign Currency, (1) any Term Benchmark Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the CBR Spread at the end of the Interest Period applicable thereto, (2) any Term Benchmark Loan denominated in Japanese Yen shall bear interest at the Japanese Prime Rate plus the CBR Spread at the end of the Interest Period applicable thereto and (3) any Term Benchmark Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread at the end of the Interest Period applicable thereto; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate, Japanese Prime Rate or Central Bank Rate, as the case may be, for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Company’s election prior to such day: (x) be prepaid by the Company on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time; and
(C) for RFR Loans denominated in any Foreign Currency, (1) any RFR Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the CBR Spread and (2) any RFR Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate or Canadian Prime Rate, as applicable, for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in such Foreign Currency, at the Company’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this SECTION 2.14. ), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)
(i)      Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
    (ii)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.
(d)The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this SECTION 2.14. , including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this SECTION 2.14.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, Term CORRA, EURIBOR Rate, the Peso Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period for any Benchmark, the Company may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of such Type, or for any conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued as Loans of such Type, during any Benchmark Unavailability Period for such Benchmark and, failing that, to the extent applicable to such Benchmark, either (x) the Company will be deemed to have converted any such request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) request relating to any Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, in the case of the Benchmark for Dollars, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14:
(A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) if affected, any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan;
(B) for Term Benchmark Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the CBR Spread at the end of the Interest Period applicable thereto, (2) any Term Benchmark Loan denominated in Yen shall bear interest at the Japanese Prime Rate plus the CBR Spread at the end of the Interest Period applicable thereto and (3) any Term Benchmark Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread at the end of the Interest Period applicable thereto; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate,

Japanese Prime Rate or Central Bank Rate, as the case may be, for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Company’s election prior to such day: (x) be prepaid by the Company on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time; and
(C) for RFR Loans denominated in any Foreign Currency, (1) any RFR Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the CBR Spread and (2) any RFR Loan denominated in any other Foreign Currency shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate or Canadian Prime Rate, as applicable, for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in such Foreign Currency, at the Company’s election, shall either (x) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (y) be prepaid in full immediately.
(g)If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Term Benchmark Loans or RFR Loans, or to determine or charge interest rates based upon the applicable Term Benchmark Rate or Daily Simple RFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the applicable interbank market, then, on written notice thereof by such Lender to the Administrative Agent and the Company (and confirmation that such Lender is generally suspending such loans for similarly situated borrowers), any obligation of such Lender to make or continue Term Benchmark Loans or RFR Loans of the applicable Type or to convert ABR Loans to Term Benchmark Loans or RFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans or RFR Loans of such Type of such Lender to (x) ABR Loans, if denominated in Dollars, (y) Canadian Prime Loans (which shall bear interest at the Canadian Prime Rate plus the CBR Spread), if denominated in Canadian Dollars, (z) Japanese Prime Loans (which shall bear interest at the Japanese Prime Rate plus the CBR Spread), if denominated in Japanese Yen or (aa) CBR Loans (which shall bear interest at the applicable Central Bank Rate plus the CBR Spread), if denominated in a Foreign Currency other than Canadian Dollars or Japanese Yen, in each case, either on the last day of the Interest Period therefor (if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day) or immediately (in the case of any RFR Loan or if such Lender may not lawfully continue to maintain such Term Benchmark Loans).  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Prior to giving any notice contemplated above, a Lender shall designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in its good faith discretion.
SECTION 2.15. Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable) or any Issuing Bank; or
(ii)impose on any Lender or any Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15(a) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15(b) after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).
(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under SECTION 2.09. (d) or SECTION 2.11. (d) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to SECTION 2.19. or 9.02(c) or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency (other than Pounds Sterling) on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (other than any lost profits) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(b)    With respect to RFR Loans bearing interest by reference to an RFR that is a term rate (if any), in the event of (i) the payment of any principal of any such RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any such RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under SECTION 2.09. (d) or SECTION 2.11. (d) and is revoked in accordance therewith), (iii) the assignment of any such RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrowers pursuant to SECTION 2.19. or 9.02(c) or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (other than any lost profits) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION 2.17. Taxes.
(a)Withholding of Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document (including, without limitation, the Obligations and Guaranteed Obligations of each Loan Party) shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) Additional United Kingdom Withholding Tax Matters.
(i)Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing, as soon as is reasonably practicable, any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(ii)(A) A Lender on the Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide written notification of its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent on or as soon as reasonably practicable following the Effective Date; and
(B)a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide written notification of its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent on the date on which such Lender becomes a Lender hereunder, and
(C)Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.
(iii)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:
(A)each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or
(B)each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:
(1)such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 30 days of the date of such Borrower DTTP Filing; or
(3)HM Revenue & Customs has given such UK Borrower authority to make payments to such Lender without a deduction for tax but such authority has subsequently been revoked or expired;

and in each case, such UK Borrower has notified that Lender in writing, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(iv)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(v)Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)Each Lender shall provide written notification on the date on which it becomes a Lender hereunder, and without liability to any Borrower, whether it is a UK Qualifying Lender (other than a UK Treaty Lender), a UK Treaty Lender or not a UK Qualifying Lender. If a Lender fails to indicate its status in accordance with this Section, then such Lender shall be treated for the purposes of the Loan Documents as if it is not a UK Qualifying Lender until such time as it notifies the Company that it is a UK Qualifying Lender.
(vii)Each Lender shall notify the Company and Administrative Agent if it determines in its sole discretion that it is ceases to be a UK Qualifying Lender .
(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of all Obligations).

(j) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.
SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Term Benchmark Payment Office for such currency, in each case on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrowers from time to time, or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Term Benchmark Payment Office for such currency, except payments to be made directly to any Issuing Bank or any Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to any Issuing Bank or the Administrative Agent for the account of the Lenders in such Original Currency (or any Lender is unable to make a reimbursement obligation denominated in such Original Currency to an Issuing Bank or the Administrative Agent), then all payments to be made by such Borrower (or any such Lender) hereunder in such currency shall instead be made when due in dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower takes all risks of the imposition of any such currency control or exchange regulations and such Borrower agrees to indemnify and hold harmless each Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to such Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the U.S.
(b)If at any time that payments are not required to be applied in the manner required by Section 2.18(h) insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by a Borrower pursuant to Section 2.03 or 2.05 or a deemed request as provided in this Section or may be deducted from any deposit account of a Borrower maintained with the Administrative Agent.

Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Revolving Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Revolving Loans (including Swingline Loans), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of such Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(d)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the applicable Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections. Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.
(g)The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the

Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If any Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, such Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
(h)Any payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Swingline Lenders and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22 and to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, ratably (with amounts allocated to the Term Loans applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to Section 2.10 in direct order of maturity), and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender from any Borrower or any other Loan Party. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause fifth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender asserts the existence of a condition under Section 2.14(g) that prevents the availability of Term Benchmark Borrowings, RFR Borrowings, Term Benchmark Loans or RFR Loans in

the Agreed Currency, requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Declining Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents (or, in the case of any such assignment resulting from a Lender having become a Declining Lender solely with respect to a specified Class of Loans, all of its interests, rights and obligations under this Agreement as a Lender of the Class or Classes of Loans with respect to which such Lender is a Declining Lender) to an assignee (other than an Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim under Section 2.14, such assignment will result in the availability of the applicable Class and Type of Borrowings or Loans in the Agreed Currency, as applicable, from the replacement lender, (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (v) in the case of any assignment resulting from a Lender becoming a Declining Lender, the applicable assignee shall have consented to the Maturity Date Extension Request, if applicable. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)if such Defaulting Lender is a Revolving Lender, fees shall cease to accrue on the Unfunded Revolving Commitments of such Defaulting Lender pursuant to Section 2.12(a);
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(h) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lenders hereunder; third, if such Defaulting Lender is a Revolving Lender, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative

Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Lender, cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders of the applicable Class and, if such Defaulting Lender is a Revolving Lender, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Revolving Exposure and, if applicable, Term Loan Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(d)if such Defaulting Lender is a Revolving Lender and any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:
(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender), the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause the Dollar Equivalent of such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Banks, the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)if such Defaulting Lender is a Revolving Lender, then for so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.20(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the applicable Swingline Lender or the applicable Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to such Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Company and, if the applicable Defaulting Lender is a Revolving Lender, each Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, if such Defaulting Lender is a Revolving Lender, the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such

Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(h), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as Chase or its Affiliate is the Administrative Agent, neither Chase nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.22 in respect of such Banking Services or Swap Agreements.
SECTION 2.23. Extension of Maturity Date.
(a)The Company may, by delivery of a Maturity Date Extension Request to the Administrative Agent (who shall promptly deliver a copy thereof to each of the Lenders of the applicable Class) not less than thirty (30) days prior to the then existing Maturity Date for any Class of Commitments or Loans (with respect to any Class of Commitments or Loans, the “Existing Maturity Date”), request that the applicable Lenders extend the Existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended in accordance with this Section. Each Maturity Date Extension Request shall (i) specify the date to which the applicable Maturity Date is sought to be extended, (ii) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the then Existing Maturity Date unless such other approvals have been obtained. In the event that a Maturity Date Extension Request shall have been delivered by the Company, each applicable Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender of the applicable Class agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and, each Lender of the applicable Class not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Company (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Company and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Company (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (c) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof, (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees, if applicable) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective. The Company, the Administrative Agent and the Consenting Lenders shall enter into an amendment to this Agreement (an “Extension Agreement”) to effect such modifications as may be necessary to reflect the terms of the Maturity Date Extension Request. The Revolving Credit Maturity Date may be extended no more than two times pursuant to this Section 2.23. The Term Loan Maturity Date may be extended no more than two times pursuant to this Section 2.23.
(b)If a Maturity Date Extension Request has become effective hereunder:
(i)solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth (5th) Business Day prior to the Existing Maturity Date, the Borrowers shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.06(j), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrowers shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment or extension of a Letter of Credit if, after giving effect thereto, (A) the Dollar Equivalent of the aggregate LC Exposure would exceed $80,000,000, (B) any Lender’s Dollar Equivalent of Revolving Exposure would exceed its Revolving Commitment, (C) the Dollar Equivalent of the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments and (D) the Dollar Equivalent of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, would exceed the Foreign Currency Sublimit);
(ii)solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrowers shall repay all the Revolving Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and
(iii)solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.
(c)The effectiveness of any Extension Agreement shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates of the type delivered on the Effective Date and (ii) reaffirmation agreements and/or such amendments to the Loan Documents as may be reasonably requested by the

Administrative Agent in order to ensure that the Commitments and Loans of the Consenting Lenders are provided with the benefit of the applicable Loan Documents.
(d)Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.09(d) or Section 2.18(b) or 2.18(d) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b); provided that, notwithstanding anything to the contrary in this Section 2.23 or otherwise, except with respect to the termination of the Revolving Commitments of Declining Lenders on the Existing Maturity Date applicable thereto and the repayment of outstanding Loans in connection therewith, each Borrowing, each repayment or prepayment of each Borrowing and each reduction of the Commitments shall be made on a pro rata basis among the Lenders in accordance with their respective Commitments, without regard to whether such Lenders are Consenting Lenders or Declining Lenders.
SECTION 2.24. Designation of Foreign Subsidiary Borrowers.
(a)The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement. Each Foreign Subsidiary Borrower shall remain a Foreign Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Revolving Lender.
(b)Each Eligible Foreign Subsidiary of the Company that is or becomes a “Foreign Subsidiary Borrower” pursuant to this Section 2.24 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Revolving Lenders to any such Foreign Subsidiary Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.
ARTICLE III
Representations and Warranties
Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):
SECTION 3.01. Organization and Qualification. Each Loan Party and each Subsidiary of each Loan Party (a) is duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary; except in each case referred to clauses (a) (other than with respect to the Loan Parties), (b) or (c) to the extent such failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02. [Reserved].
SECTION 3.03. Subsidiaries. Schedule 3.03 states the name of each of the Company’s Subsidiaries as of the Effective Date, its jurisdiction of organization, the issued and outstanding Equity Interests and the owners thereof. Each of the Loan Parties has good and marketable title to all of the Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens). All Equity Interests of the Company’s Subsidiaries have been validly issued, and all such Equity Interests are fully paid and, in the case of each Subsidiary that is a corporation, nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of such Equity Interests have been made or paid, as the case may be. As of the Effective Date, there are no options, warrants or other rights outstanding to purchase any Equity Interests of the Company’s Subsidiaries except as indicated on Schedule 3.03.
SECTION 3.04. Power and Authority. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.
SECTION 3.05. Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and by general principles of equity.
SECTION 3.06. No Conflict. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the Transactions or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, (ii) any Requirement of Law or (iii) any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it is bound or to which it or any of its Subsidiaries is subject, or (b) other than any Lien securing the Obligations, result in (or require) the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries; except (in the case of clauses (a)(ii) and (iii)), to the extent that such conflict, default or breach would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any of its Subsidiaries at law or equity before any Governmental Authority which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties or any Subsidiaries of any Loan Party is in

violation of any order, writ, injunction or any decree of any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. Title to Properties. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and in the case of property leased by such Loan Party, subject to the terms and conditions of the applicable leases, except where the failure to have such title or other interest would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.09. Financial Statements.
(a)Historical Statements. The Company has delivered to the Administrative Agent copies of its (i) audited consolidated year-end financial statements for and as of the end the fiscal year ended December 29, 2024, reported on by Ernst & Young LLP, certified by a Financial Officer (collectively, the “Historical Financial Statements”). The Historical Financial Statements were compiled from the books and records maintained by the Company’s management, fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise noted therein, subject to normal year end audit adjustments.
(b)Financial Projections. The Company has delivered prior to the Effective Date to the Administrative Agent financial projections of the Company and its Subsidiaries for the period from fiscal year 2025 through fiscal year 2030 derived from various assumptions of the Company’s management (the “Financial Projections”). The Financial Projections represent the Company’s good faith estimate of a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Company’s management, it being understood that such projections are subject to significant uncertainties and contingencies (such as those described in the Company’s periodic public financial disclosures), many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized and actual results may differ materially. The Financial Projections accurately reflect in all material respects the liabilities of the Company and its Subsidiaries upon consummation of the Transactions contemplated hereby as of the Effective Date.
(c)Accuracy of Financial Statements. As of the Effective Date, neither the Company nor any Subsidiary of the Company has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date, and except as disclosed therein or disclosed in writing to the Lenders on or prior to the Effective Date there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company, in each case which would reasonably be expected to result in a Material Adverse Effect. Since December 29, 2024, no Material Adverse Effect has occurred.
SECTION 3.10. Use of Proceeds; Margin Stock.
(a)Use of Proceeds. The Loan Parties intend to use the proceeds of the Loans and Letters of Credit (i) to refinance certain existing Indebtedness of the Company (including any fees and expenses in respect of the Transactions to occur on the Effective Date) and (ii) to finance the working capital needs and general corporate purposes of the Company and its Subsidiaries, including but not limited to transaction costs and expenses, capital expenditures, permitted stock repurchases, dividends and distributions (including, for the avoidance of doubt, any repurchase of Equity Interests of the Company pursuant to the Specified Share Repurchase Program), Permitted Acquisitions, permitted Investments and permitted Restricted Payments.
(b)Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any other purpose, in any such case, which entails a violation of or which is inconsistent with the provisions of Regulation U. None of the Loan Parties or any Subsidiary of any Loan Party holds or will hold following application of the proceeds of the Loans, margin stock in such amounts that more than twenty five percent (25%) of the value of the assets (as determined by a reasonable method) of such Loan Party or Subsidiary (either separately or together on a consolidated basis) are or will be represented by margin stock. After applying the proceeds of the Loans, margin stock will constitute less than twenty five percent (25%) of the value of those assets of each Loan Party and Subsidiary (either separately or together on a consolidated basis) that are subject to any limitation on sale, pledge or other restriction hereunder. For purposes of this Section, “assets” of the Loan Parties and any Subsidiary of any Loan Party includes, without limitation, treasury stock that has not been retired.
SECTION 3.11. Full Disclosure.
(a)Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing (other than information of a general economic or industry nature) to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that the projected financial information is not to be viewed as facts or guaranties of future performance, that actual results may vary materially from the projected financial information and that the Loan Parties make no representation that the projected financial information will in fact be realized). As of the Effective Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of any Loan Party or any Subsidiary of any Loan Party which has not been set forth in this Agreement, in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the Effective Date in connection with the Transactions contemplated hereby or publicly disclosed prior to the Effective Date by the Company pursuant to its filings with the SEC.
(b)As of the Effective Date, to the knowledge of the Company, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12. Taxes. All federal, state, and material local and other tax returns required to have been filed with respect to each Loan Party or any Subsidiary of any Loan Party have been filed, and payment or adequate provision has been made for the payment of all material taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent (i) that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) other than with regard to any federal or state tax return, the failure to file or pay would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.13. Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Requirement of Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except (i) any that shall have been obtained or made on or prior to the Effective Date or the execution of such Loan Document or (ii) any the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14. No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists after giving effect to the borrowings or other extensions of credit to be made on the Effective Date under or pursuant to the Loan Documents which constitutes an Event of Default or Default. None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (i) any term of its, as applicable, certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.15. Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without, to the knowledge of the Loan Parties, alleged or actual conflict with the rights of others, except to the extent such failure or conflict, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.16. Insurance. All insurance policies and other bonds to which any Loan Party is a party provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of any Loan Party in accordance with customary business practice in the industry of the Loan Parties and their Subsidiaries and owning similar properties in localities where the Loan Parties and their Subsidiaries are located.
SECTION 3.17. Compliance with Laws. The Loan Parties and their Subsidiaries are in compliance with all applicable Requirements of Law (other than Environmental Laws or Safety Laws which are specifically addressed in Section 3.21) in all jurisdictions in which any Loan Party or any Subsidiary of any Loan Party is presently or will be doing business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.18. Investment Company Act; Regulated Entities; Commodity Exchange Act. None of the Loan Parties or any Subsidiary of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 as such terms are defined in the Investment Company Act of 1940. None of the Loan Parties or any Subsidiary of any Loan Party is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money. Each Borrower is a Qualified ECP Guarantor.
SECTION 3.19. Plans and Benefit Arrangements. Except as set forth on Schedule 3.19 or as would not reasonably be expected to have a Material Adverse Effect:
(a)The Company and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Company and each member of the ERISA Group, with respect to any Multiemployer Plan, which could result in any liability of the Company or any other member of the ERISA Group. The Company and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each other member of the ERISA Group (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code, (ii) have not incurred any liability to the PBGC that remains outstanding, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code.
(b)To the best of the Company’s knowledge and to the best knowledge of each member of the ERISA Group, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due and no Multiemployer Plan is or expected to be insolvent (within the meaning of Section 4245 of ERISA).
(c)None of the assets of the Company or any member of the ERISA Group is subject to any lien arising under Section 303(k)(1) or Section 4068 of ERISA or Section 430(k) of the Code, and, to the knowledge of the Loan Parties, no fact or event exists which would give rise to any such lien.
(d)No Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) and no Multiemployer Plan is, or expected to be, in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA and Section 432(b) of the Code).
(e)Neither the Company nor any other member of the ERISA Group has incurred any Withdrawal Liability that remains outstanding or reasonably expects to incur any Withdrawal Liability or other liability on account of a withdrawal from a Multiple Employer Plan. Neither the Company nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Company and each member of the ERISA Group, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA.
(f)All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Requirements of Law.
(g)Each Foreign Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, and neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.
SECTION 3.20. Employment Matters. Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Requirements of Law including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to result in a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.21. Environmental Matters and Safety Matters. Except as disclosed on Schedule 3.21:
(a)None of the Loan Parties and none of the Subsidiaries of any Loan Party has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or Subsidiary or to any prior owner, operator or occupant of the Property which has caused or would reasonably be expected to result in a Material Adverse Effect, and none of such Loan Parties or Subsidiaries have reason to believe that it might receive an Environmental Complaint which has caused or would reasonably be expected to result in a Material Adverse Effect.

(b)No activity of any Loan Party or any Subsidiary of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to result in a Material Adverse Effect and to the knowledge of any such Loan Party of Subsidiary no activity of any predecessor of any Loan Party or Subsidiary or any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to result in a Material Adverse Effect.
(c)There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party’s or Subsidiary of any Loan Party’s knowledge, emanating to, the Property or any portion thereof which result in Contamination and which would reasonably be expected to result in a Material Adverse Effect.
(d)Each Loan Party and each Subsidiary of each Loan Party has all Environmental Permits and all such Environmental Permits are in full force and effect except for those Environmental Permits which the failure to have would not reasonably be expected to result in a Material Adverse Effect.
(e)Each Loan Party and each Subsidiary of each Loan Party has submitted to a Governmental Authority and/or maintains, as appropriate, all Environmental Records except for those Environmental Records which the failure to submit or maintain would not reasonably be expected to result in a Material Adverse Effect.
(f)No portion of the Property is identified or to the knowledge of each Loan Party and each Subsidiary of each Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by a Governmental Authority or any other Person (including any such Loan Party or Subsidiary) except for Remedial Action that would not reasonably be expected to result in a Material Adverse Effect.
(g)No portion of the Property constitutes an Environmentally Sensitive Area except for those portions of the Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Effect.
(h)No lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties nor any Subsidiary of any Loan Party has any reason to believe that such a lien or encumbrance may be imposed, in each case, other than Permitted Liens.
(i)The activities and operations of the Loan Parties and the Subsidiaries of the Loan Parties are being conducted in compliance with applicable Safety Laws except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.
(j)The Loan Parties and the Subsidiaries of the Loan Parties have not received any Safety Complaints which have or would reasonably be expected to result in a Material Adverse Effect, and to the knowledge of the Loan Parties and Subsidiaries, no Safety Complaints are being threatened which have or would reasonably be expected to result in a Material Adverse Effect and the Loan Parties and Subsidiaries have no reason to believe that a Safety Complaint might be received or instituted which have or would reasonably be expected to result in a Material Adverse Effect.
Each Loan Party and each Subsidiary of each Loan Party has submitted to a Governmental Authority and/or maintains in its files, as applicable, all Safety Filings and Records except for those Safety Filings and Records which the failure to submit or maintain would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.22. Senior Debt Status. The Obligations of each Loan Party under this Agreement, and each of the other Loan Documents to which any Loan Party is a party rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party, except Indebtedness of such Loan Party to the extent secured by Permitted Liens that do not encumber any Collateral. There is no Lien upon or with respect to any of the properties or income of any Loan Party or any Subsidiary of any Loan Party which secures Indebtedness or other obligations of any Person except for Permitted Liens.
SECTION 3.23. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. The foregoing representations in this Section 3.23 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 3.24. Solvency. After giving effect to the Transactions contemplated by this Agreement and the Loan Documents and the making of each Loan and each issuance of a Letter of Credit hereunder, the Loan Parties, taken as a whole, are Solvent.
SECTION 3.25. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 3.26. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, and having priority over all other Liens on the Collateral, subject to Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law.
SECTION 3.27. Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is currently engaging in, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto, a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested prior to the Effective Date by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel (it being acknowledged and agreed that opinions may be provided by internal counsel of the Loan Parties as to certain corporate capacity and authorization matters and non-New York, non-federal and non-Delaware law matters), addressed to the Administrative Agent, the Issuing Banks and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(b)Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the 2023 and 2024 fiscal years, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company and its Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory Financial Projections.
(c)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, or to the extent not available or applicable, any authorized officer, director, manager or member, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(d)No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date (i) stating that no Default has occurred and is continuing as of such date, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date), and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), before the Effective Date. All such amounts may be paid with proceeds of Loans made on the Effective Date and if paid with such proceeds, will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Effective Date.
(f)Existing Credit Agreement. The Administrative Agent shall have received, for the account of the applicable Persons, satisfactory evidence as to payment of (w) all accrued and unpaid interest and fees owing under the Existing Credit Agreement immediately prior to the Effective Date, (x) the principal amount of all unreimbursed “LC Disbursements” outstanding under and as defined in the Existing Credit Agreement immediately prior to the Effective Date, (y) in the case of the Departing Lender, the repayment of all other amounts owing to the Departing Lender as provided under Section 1.11 and (z) the principal amount of all “Swingline Loans” and funded participations in “Swingline Loans” and “Letters of Credit” outstanding under and as defined in the Existing Credit Agreement immediately prior to the Effective Date.
(g)Funding Account. The Administrative Agent shall have received a notice (which notice may be in the form of a Borrowing Request or such other form or method as approved by the Administrative Agent) setting forth the deposit account of the Company (as may be updated from time to time by written notice from the Company to the Administrative Agent, the “Funding Account”) to which the Administrative Agent is authorized by the Company to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(h)Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.
(i)Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent in its sole discretion.
(j)USA PATRIOT Act, Etc. At least five (5) days prior to the Effective Date, (i) the Administrative Agent and Lenders shall have received (x) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested in writing of the Borrowers at least ten (10) days prior to the Effective Date and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to such Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(k)Collateral. The Administrative Agent shall have received:
(i)the results of a recent lien search in the jurisdiction of organization of each Loan Party, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent;
(ii)to the extent not delivered prior to the Effective Date, the certificates representing the Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and
(iii)to the extent not delivered or filed prior to the Effective Date, each document (including any Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), all in proper form for filing, registration or recordation.
(l)Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested (including, without limitation, a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date, together with an executed copy of the applicable Issuing Bank’s master agreement for the issuance of commercial Letters of Credit).
The Administrative Agent shall notify the Company, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date).
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing (other than a continuation or conversion of any Loan) made and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section; provided that, in the case of any Incremental Term Loan substantially all of the proceeds of which will be used solely to finance all or part of a substantially concurrent Limited Condition Transaction, then (1) the foregoing clause (b) shall be limited to no Event of Default under Section 7.01(a), (h), (k) or (l) having occurred, being continuing or resulting therefrom, (2) the Borrower shall only be required to satisfy the requirements of the above clause (a) as of the LCT Test Date for such Limited Condition Transaction and (3) the representations and warranties so given in respect of the funding of such Loan or Borrowing shall be limited to (x) the Specified Representations (conformed as necessary for such Limited Condition Transaction) and (y) such of those under the applicable purchase agreement or other definitive agreement related to such Limited Condition Transaction as are material to the interests of the Lenders, but only to the extent that the Company (or any Affiliate of the Company) has the right (taking into account any cure provisions) to terminate the obligations of the Company or such Affiliate under such purchase agreement or other definitive agreement or not consummate such Limited Condition Transaction without liability to it or the Lenders as a result of a breach of such representations or warranties in such purchase agreement or other definitive agreement.

SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.24 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(a)Copies, certified by a director of such Subsidiary, of (i) its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of such Subsidiary;
(b)An incumbency certificate, executed by a director of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(c)Opinions of counsel to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the laws of its jurisdiction of organization or incorporation and such other matters as are reasonably requested by the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(d)Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and
(e)(i) The Administrative Agent and Lenders shall have received (x) notice of the Foreign Subsidiary Borrower designation at least fifteen (15) days prior to the date of effectiveness of the applicable Borrowing Subsidiary Agreement, (y) at least five (5) days prior to the date of effectiveness of the applicable Borrowing Subsidiary Agreement, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested in writing in respect of such Subsidiary at least ten (10) days prior to the proposed date of effectiveness of the applicable Borrowing Subsidiary Agreement (which documentation and other information does not, as reasonably determined by any Lender, indicate any reasonable likelihood of violations of such rules and regulations) and (z) a properly completed and signed IRS Form W-8 or W-9, as applicable, for such Subsidiary and (ii) to the extent such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to such Borrower at least ten (10) days prior to the proposed date of effectiveness of the applicable Borrowing Subsidiary Agreement, a Beneficial Ownership Certification in relation to such Subsidiary shall have received such Beneficial Ownership Certification.
ARTICLE V
Affirmative Covenants
Until the Payment in Full of all Obligations, each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 5.01. Preservation of Existence, Etc. Each Loan Party shall and shall cause each of its Subsidiaries to maintain its legal existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) as otherwise permitted in Section 6.06 and (ii) (other than as to the legal existence and good standing in its jurisdiction of organization of each Loan Party) as would not reasonably be expect to result in a Material Adverse Effect.

SECTION 5.02. Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (i) to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (ii) to the extent that failure to discharge any such liabilities would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.03. Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses and owning properties in similar localities, and with reputable and financially sound insurers, including self-insurance to the extent customary.
SECTION 5.04. Maintenance of Properties and Leases. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty and condemnation events excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all necessary repairs, renewals or replacements thereof as appropriate in the exercise of its commercially reasonable judgment.
SECTION 5.05. Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06. Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit, during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Company and the Administrative Agent with reasonable notice prior to any visit or inspection (it being acknowledged and agreed that (i) so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall not be obligated to pay costs or expenses incurred by the Administrative Agent or any Lender in connection with any visit or inspection and (ii) during the occurrence and continuation of an Event of Default, the Loan Parties shall be obligated to pay costs or expenses incurred by the Administrative Agent or any Lender in connection with each such inspection or visit). In the event any Lender desires to visit and inspect any Loan Party, such Lender shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent. Notwithstanding the foregoing, no Loan Party nor any of their respective Subsidiaries shall be required to disclose (a) any materials subject to, to the extent not created in contemplation of the Loan Parties obligations under the Loan Documents, a confidentiality obligation binding upon such Loan Party or such Subsidiary to the extent such disclosure would violate such obligations, (b) any communications protected by attorney-client privilege the disclosure or inspection of which would waive such privilege, or (c) non-financial trade secrets or non-financial proprietary information.
SECTION 5.07. Keeping of Records and Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Requirements of Law of any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs covered thereby.
SECTION 5.08. Plans and Benefit Arrangements. The Company shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Code and other applicable Requirements of Law applicable to Plans, Foreign Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09. Compliance with Laws . Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 5.09 if any failure to comply with any Requirement of Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.10. Use of Proceeds. The Loan Parties will use the Letters of Credit and the proceeds of the Loans for the purposes stated in Section 3.10. No Loan Party shall use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Requirement of Law or any provision hereof. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (b) and (c) of this Section 5.10 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 5.11. Reporting Requirements. The Company will furnish to the Administrative Agent (who shall promptly deliver to each Lender):
(a)Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Company (commencing with the fiscal quarter ending on or about March 31, 2025), financial statements of the Company, consisting of: (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-

to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of stockholders’ equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year. Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Company as having been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein. The Loan Parties will be deemed to have complied with the delivery requirements of this Section 5.11(a) on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system) if (x) such date of public filing is within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the Company (commencing with the fiscal quarter ending on or about March 31, 2025) and (y) the financial statements contained therein meet the requirements described in this Section.
(b)Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company (commencing with the fiscal year ending on or about December 28, 2025), financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur or any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement occurring within one year from the time such report is delivered). The Loan Parties will be deemed to have complied with the delivery requirements of this Section 5.11(b) on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system) if (x) such date of public filing is within ninety (90) days after the end of each fiscal year of the Company (commencing with the fiscal year ending on or about December 28, 2025) and (y) the financial statements contained therein meet the requirements described in this Section.
(c)Certificate of the Company. Concurrently with the financial statements of the Company furnished to the Administrative Agent pursuant to Sections 5.11(a) and 5.11(b), a certificate (each a “Compliance Certificate”) of the Company signed by a Financial Officer of the Company, in the form of Exhibit D, to the effect that, pursuant to Section 5.11(d), (i) no Event of Default or Default exists and is continuing on the date of such certificate and (ii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections 6.14, 6.15 and 6.16 (to the extent applicable to such period).
(d)Notice of Default. Promptly after any Responsible Officer of any Loan Party has learned of the occurrence of an Event of Default or Default, a certificate signed by any Responsible Officer setting forth the details of such Event of Default or Default and the action which such Loan Party proposes to take with respect thereto.
(e)Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or Subsidiary of any Loan Party or which if adversely determined would reasonably be expected to result in a Material Adverse Effect.
(f)Budgets, Forecasts, Other Reports and Information. Promptly upon their becoming available to the Company:
(i)the annual budget of the Company, to be supplied not later than February 15th of the fiscal year to which any of the foregoing may be applicable;

(ii)any reports, notices or proxy statements generally distributed by the Company to its stockholders on a date no later than the date supplied to such stockholders;
(iii)regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Company with the SEC;
(iv)a copy of any order in any proceeding to which the Company or any of its Subsidiaries is a party issued by any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect; and
(v)such other reports and information as any of the Lenders may from time to time reasonably request to the extent (a) the confidentiality of such information is not required by (i) Requirement of Law, (ii) to the extent not created in contemplation of any Loan Party’s obligations under the Loan Documents, a contractual obligation to which the Company or any of its Subsidiaries is bound, (iii) the maintenance of attorney-client privilege with respect to communications protected by such privilege or (b) such reports or information do not constitute non-financial trade secrets or non-financial proprietary information.
(g)Notices Regarding Plans and Benefit Arrangements.
(i)Certain Events. Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the IRS or the PBGC with respect thereto) of:
(A)any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to any Plan of the Company or any other member of the ERISA Group (other than “reportable events” where the obligation to report said “reportable event” to the PBGC has been waived);
(B)any Prohibited Transaction which could subject the Company or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder;
(C)any assertion of material Withdrawal Liability or material liability on account of a withdrawal from a Multiple Employer Plan;
(D)any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by the Company or any other member of the ERISA Group (or assertion thereof), where such withdrawal is likely to result in material Withdrawal Liability or other material liability on account of such withdrawal;
(E)any event that will subject the assets of the Company or any member of the ERISA Group to a Lien under Section 303(k)(1) or 4068 of ERISA or Section 430(k) of the Code;
(F)any Plan is determined to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 403(i)(4) of the Code);
(G)any Multiemployer Plan is determined to be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA or Section 432(b) of the Code); and

(H)in the case of any Foreign Plan, the occurrence of any termination, withdrawal or noncompliance with applicable laws or plan terms that, alone or together with any other termination, withdrawal or noncompliance with applicable laws or plan terms that have occurred, could reasonably be expected to result in a material liability of the Company and its Subsidiaries.
(h)Notices of Involuntary Termination and Annual Reports. Promptly after receipt thereof, copies of (a) all notices received by the Company or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Company or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Company or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Company or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Company or any other member of the ERISA Group with the IRS with respect to each such Plan.
(i)Notice of Voluntary Termination. Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.
(j)Delivery of Certain Documents. Without limiting anything contained in this Section 5.11, the Loan Parties will be deemed to have complied with the delivery requirements of this Section 5.11 on the date, (i) in the case of Section 5.11(f)(ii), and (f)(iii) (or as provided in Section 5.11(a) and (b)), on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), (ii) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet or (iii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access , in each case, if (x) such date of filing or posting is within the time periods required by this Section and (y) the financial statements, documents or other information contained therein meets the applicable requirements described in this Section. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
(k)USA PATRIOT Act, Etc. (i) Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and (ii) promptly after any such occurrence, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
SECTION 5.12. Further Assurances.
(a)As promptly as possible but in any event within ten (10) days following the delivery of the then due Compliance Certificate (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Material Domestic Subsidiary, or any Subsidiary qualifies independently as, or is designated by the Company as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary” during such fiscal quarter, then, in each case, the Company shall (i) provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and (ii) cause each such Material Domestic Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement, which Joinder Agreement shall be accompanied by appropriate organizational resolutions, other organizational documentation and, to the extent requested by the Administrative Agent, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel (it being agreed that legal opinions in form and substance substantially consistent with such opinions delivered on the Effective Date shall be satisfactory for this purpose). Each such Person delivering a Joinder Agreement (x) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (y) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in the Equity Interests (other than Excluded Equity Interests) of each wholly-owned Domestic Subsidiary, each Foreign Subsidiary Borrower and each wholly-owned Material Foreign Subsidiary owned by such Person together with the associated property of such Loan Party which constitutes Collateral pursuant to the Pledge Agreement, in each case, subject to the limitations described in Section 5.12(b).
(b)Concurrently with any Person becoming a Loan Party pursuant to Section 5.12(a), or at any other time required pursuant to the Collateral Documents, the Company will cause, and will cause each other Loan Party to cause, (i) 100% of the issued and outstanding Equity Interests of each of its wholly-owned Domestic Subsidiaries (other than any FSHCO) and each Foreign Subsidiary Borrower owned by it and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each wholly-owned FSHCO that holds Equity Interests in any wholly-owned Material Foreign Subsidiary and in each wholly-owned Material Foreign Subsidiary (other than any Foreign Subsidiary Borrower, which shall be subject to the immediately preceding clause (b)(i)) directly owned by any Loan Party, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, subject only to Permitted Liens, to secure the Obligations in accordance with the terms and conditions of the Collateral Documents or other pledge or security documents as the Administrative Agent shall reasonably request; provided that in no event shall any Loan Party be required pursuant to this Agreement or any Collateral Document to pledge or grant a security interest in any Excluded Equity Interests. Notwithstanding the foregoing or any other provision of the Loan Documents to the contrary, in no event shall the Loan Parties be required to take security interest creation or perfection actions with respect to the Equity Interests of any Foreign Subsidiary under the laws of any jurisdiction not located in the United States of America.
(c)Without limiting the foregoing each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.
ARTICLE VI
Negative Covenants
Until the Payment in Full of all Obligations, each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 6.01. Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;

(b)existing Indebtedness as set forth on Schedule 6.01 (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any additional security or guaranties therefor or other significant change in the terms thereof (except fees and interest rates) that are materially less favorable to the obligor thereunder than the original terms);
(c)Indebtedness in the form of capitalized leases or secured by Purchase Money Security Interests in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $35,000,000 and (ii) an amount equal to 15% of Applicable EBITDA (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any additional security or guaranties therefor or other significant change in the terms thereof (except fees and interest rates) that are materially less favorable to the obligor thereunder than the original terms);
(d)Indebtedness of the Company or any Subsidiary to the Company or another Subsidiary;
(e)Banking Services Obligations;
(f)Indebtedness (including Swap Agreement Obligations) arising from Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(g)Guarantees permitted under Section 6.04;
(h)Indebtedness under the Jeffersontown IRB, including Indebtedness arising in respect of the sale and leaseback of property located at 2002 Papa John’s Boulevard, Jeffersontown, Kentucky, provided that the principal amount is not subsequently increased (such Jeffersontown IRB shall continue to be permitted Indebtedness hereunder if DEPZZA should subsequently sell its rights thereunder to a Person which is not an Affiliate of the Company);
(i)unsecured Indebtedness of any Loan Party, provided that (i) such Indebtedness does not mature prior to 181 days following the latest Maturity Date then in effect, (ii) the financial maintenance covenants governing such debt shall not be more numerous or more restrictive than the financial maintenance covenants set forth in Sections 6.14, 6.15 and 6.16 (as determined by the Company in good faith), (iii) the negative covenants, other restrictive covenants and events of default applicable to such Indebtedness shall not be more restrictive, taken as a whole, than the negative covenants, other restrictive covenants and events of default, taken as a whole, set forth in the Loan Documents (as determined by the Company in good faith), (iv) immediately prior to and after giving effect (including giving effect on a pro forma basis) to the incurrence of such Indebtedness (A) no Default or Event of Default exists or would result therefrom, (B) the Leverage Ratio is not greater than 4.75 to 1.00 and (C) the Company is in compliance with the financial covenants set forth in Section 6.15 and Section 6.16 and (v) at the time of incurrence of such Indebtedness, a Financial Officer of the Company shall have delivered to the Administrative Agent a certificate certifying compliance with the foregoing clauses (i) through (iv);
(j)Indebtedness of any Person that becomes a Subsidiary of the Company as a result of a Permitted Acquisition or other Investment permitted by Section 6.04 existing on the date of such Permitted Acquisition or Investment, provided that (i) such Indebtedness was not created in anticipation of such Permitted Acquisition or Investment, (ii) neither the Company nor any Subsidiary other than such new Subsidiary shall have any liability or other obligation with respect to such Indebtedness and (iii) immediately prior to and after giving effect (including giving effect on a pro forma basis) to such Permitted Acquisition or such Investment and such Indebtedness of such acquired Subsidiary or otherwise incurred in connection therewith (A) no Default or Event of Default exists or would result therefrom and (B) the Company is in compliance with the financial covenants set forth in Sections 6.14 (including after giving effect to any Acquisition Holiday), 6.15 and 6.16;
(k)Indebtedness in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, in each case incurred in the ordinary course of business;
(l)Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $18,000,000 and (ii) an amount equal to 7.5% of Applicable EBITDA;
(m)other Indebtedness in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $23,500,000 and (ii) an amount equal to 10% of Applicable EBITDA;
(n)letters of credit issued for the benefit of Foreign Subsidiaries in an aggregate face amount not to exceed the Dollar Equivalent of $10,000,000 at any time;
(o)Indebtedness of Excluded Marketing Subsidiaries in an aggregate outstanding principal amount not to exceed $30,000,000 at any time; provided that in no event shall any such Indebtedness be Guaranteed by, or secured by Liens on any assets of, or otherwise be recourse to, any Loan Party in any way (provided that, for the avoidance of doubt, the Company may deliver a customary “comfort letter” in connection with the issuance of any such Indebtedness);
(p)Indebtedness arising under the Cherokee County Transactions, including Indebtedness in respect of the sale leaseback of equipment located in Cherokee County, Georgia, in an aggregate outstanding principal amount not to exceed $16,500,000; and
(q)Indebtedness under the Senior Notes and any guarantee thereof by any Loan Party (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof, an earlier maturity date for any payment payable thereunder, or the provision of any additional security or guaranties therefor or other significant change in the terms thereof (except fees and interest rates) that are materially less favorable to the obligor thereunder than the original terms).
SECTION 6.02. Liens. Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
SECTION 6.03. [Reserved].
SECTION 6.04. Loans, Investments, Guarantees and Acquisitions. Each of the Loan Parties shall not and shall not permit any of their Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, or acquire by purchase, lease or otherwise any other Person or all or substantially all of the assets or Equity Interests of any other Person, or make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person (any of the foregoing being referred to as an “Investment”), except:
(a)(i) trade credit extended on usual and customary terms in the ordinary course of business, (ii) bank deposits in the ordinary course of business, (iii) endorsement of negotiable instruments held for collection in the ordinary course of business and (iv) lease, utility and other similar deposits in the ordinary course of business;
(b)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(c)(i) cash and Permitted Investments, (ii) investments by any Loan Party in Equity Interests in their respective Subsidiaries existing as of the Effective Date, and (iii) other Investments existing on the date of this Agreement and described on Schedule 6.04;
(d)Investments to, or in, the Company or any Subsidiary (other than any Disposition or other transfer of Equity Interests in any Foreign Subsidiary Borrower to any Person that is not a Loan Party);
(e)Investments constituting Swap Agreements permitted by Section 6.01(f);
(f)Permitted Acquisitions, including Subsidiaries acquired pursuant to Permitted Acquisitions and Investments of such Subsidiaries at the time of their respective Acquisition pursuant to Permitted Acquisitions;
(g)ownership of Equity Interests or securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or any of its Subsidiaries in the ordinary course of business or as security for any such Indebtedness or claim;
(h)(i) Guarantees constituting endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, and (ii) Guarantees of Indebtedness of the Company and its Subsidiaries that is permitted under Section 6.01 (other than Section 6.01(g)); provided that the Senior Notes (or any replacement or refinancing thereof) may only be guaranteed by the Loan Parties;
(i)any other Investment (other than Acquisitions or any Disposition or other transfer of Equity Interests in any Foreign Subsidiary Borrower to any Person that is not a Loan Party) so long as the aggregate outstanding amount of all such Investments does not exceed at any time the greater of (i) $50,000,000 and (ii) an amount equal to 20% of Applicable EBITDA;
(j)Investments (other than Acquisitions or any Disposition or other transfer of Equity Interests in any Foreign Subsidiary Borrower to any Person that is not a Loan Party) not otherwise permitted by any of the foregoing, provided that immediately prior to and after giving effect (including giving effect on a pro forma basis) to any such Investment (i) no Default or Event of Default exists or would result therefrom and (ii) the Leverage Ratio is not greater than 4.75 to 1.00;
(k)Investments made to Cherokee County Development Authority in connection with the Cherokee County Transactions in an aggregate amount not to exceed $16,500,000; and
(l)loans and advances to franchisees of the Company and its Subsidiaries in an aggregate amount outstanding at any time not to exceed $50,000,000.
(m)Notwithstanding anything in this Agreement to the contrary, any loans, advances or other Indebtedness owing by any Loan Party to any Affiliate of the Company that is not a Loan Party shall be unsecured.
SECTION 6.05. Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, (i) make or pay or (ii) agree to become or remain liable to make or pay, in each case, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its Equity Interests, including any sinking fund or similar deposit, or on account of the purchase, redemption, retirement, cancellation, termination or acquisition of its Equity Interests (or warrants, options or rights therefor) (any of the foregoing being referred to as a “Restricted Payment”), except:
(a)the Company may declare and pay Restricted Payments with respect to its Qualified Stock payable solely in additional shares of its Qualified Stock (and with respect to any Disqualified Stock, in shares of Qualified Stock);

(b)Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(c)the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;
(d)the Company may declare and pay cash dividends with respect to its Qualified Stock in an aggregate amount for any fiscal year of the Company not to exceed $75,000,000; and
(e)the Company and its Subsidiaries may make any other Restricted Payment (including, for the avoidance of doubt, any repurchase of Equity Interests of the Company pursuant to the Specified Share Repurchase Program, but excluding any Disposition or other transfer of Equity Interests in any Foreign Subsidiary Borrower to any Person that is not a Loan Party) so long as immediately prior to and after giving effect (including giving effect on a pro forma basis) to such Restricted Payment (i) no Default or Event of Default exists or would result therefrom and (ii) the Leverage Ratio is not greater than 4.50 to 1.00.
SECTION 6.06. Liquidations, Mergers and Consolidations. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, divide, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, except:
(a)any Loan Party may consolidate or merge into another Loan Party; provided that (i) for any merger or consolidation with the Company, the Company shall be the survivor thereof and (ii) subject to the immediately preceding clause (i), for any merger or consolidation with a Borrower, a Borrower shall be the survivor thereof;
(b)any Subsidiary of a Loan Party which is not a Loan Party may consolidate or merge into another Subsidiary of a Loan Party or any Loan Party; provided that, for any merger or consolidation with any Loan Party, such Loan Party shall be the survivor thereof;
(c)any Subsidiary of the Company (other than a Borrower) may merge or consolidate with or into any other Person that is not an Affiliate in connection with any Disposition of such Subsidiary that is a transaction permitted by Section 6.07;
(d)the Company may dissolve, liquidate or wind-up any of its Subsidiaries that (i) are not Loan Parties or (ii) are Loan Parties (other than any Borrower) if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and such Loan Parties are being released from their obligations under the Loan Guaranty pursuant to Section 9.16 prior to or substantially concurrently with such dissolution, liquidation or wind-up; and
(e)in connection with any Permitted Acquisition.
SECTION 6.07. Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to Dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, except:
(a)transactions involving the sale of inventory in the ordinary course of business;
(b)any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or its Subsidiary’s business;
(c)subject to Section 6.08, any sale, transfer or lease of properties or assets by any Loan Party or its Subsidiary to a Loan Party or to another Subsidiary (other than any Disposition or other transfer of Equity Interests in any Foreign Subsidiary Borrower to any Person that is not a Loan Party);

(d)any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased and not otherwise prohibited by the terms of this Agreement;
(e)transfers and Dispositions of cash and cash equivalents as consideration for a transaction permitted by the terms of this Agreement;
(f)Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary;
(g)the termination of Swap Agreements permitted by Section 6.01(f);
(h)transactions permitted under Section 6.06 (other than Section 6.06(c)), transactions constituting Restricted Payments made pursuant to and in accordance with the provisions of Section 6.05, and transactions constituting Investments permitted under Section 6.04;
(i)forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;
(j)the abandonment of intellectual property rights which, in the reasonable good faith determination of the Company, are no longer used or useful to the business of any Loan Party or their respective Subsidiaries;
(k)sales or Disposals or Equity Interests of any Foreign Subsidiary in order to qualify a member of the board of directors (or equivalent governing body) of such Person if required and to the extent in accordance with Requirements of Law;
(l)[reserved];
(m)any sale, transfer, lease or other Disposition of properties or assets, other than those excepted pursuant to clauses (a) through (l) above (other than any Disposition or other transfer of Equity Interests in any Foreign Subsidiary Borrower to any Person that is not a Loan Party), provided that:
(i)there shall not exist any Event of Default or Default immediately prior to and after giving effect (including giving effect on a pro forma basis) to such sale, transfer, lease or other Disposition; and
(ii)the aggregate value of such assets sold, transferred, leased or otherwise Disposed of by the Company and its Subsidiaries during any fiscal year of the Company shall not exceed $15,000,000; provided that the foregoing dollar limitation shall not apply to or include any sale, transfer, lease or other Disposition of property for fair market value to the extent (x) the Company or such Subsidiary shall receive at least 75% cash consideration for such sale, transfer, lease or other Disposition and (y) at the time of and immediately after giving effect (including giving effect on a pro forma basis) thereto, the Company is in compliance with the financial covenants set forth in Section 6.14, Section 6.15 and Section 6.16; and
(n)any sale or Disposition of property pursuant to the Cherokee County Transactions, including in respect of the sale leaseback of equipment located in Cherokee County, Georgia.
Notwithstanding the foregoing, no Loan Party or Material Foreign Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, Investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of related transactions) of intellectual property or other assets that are material to the business of the Company and its Subsidiaries, taken as a whole, to any Affiliate of the Company that is not a Loan Party (or in the case of such a Disposition by a Material Foreign Subsidiary, another Material Foreign Subsidiary or a Loan Party); provided that the Company and its Subsidiaries may grant (i) non-exclusive licenses of any intellectual property to any Subsidiary that is not a Loan Party in the ordinary course of business so long as the Company and its Subsidiaries retain the beneficial ownership and the same rights to use such intellectual property as held prior to such license and (ii) exclusive licenses entered into for legitimate business purposes that is exclusive only with respect to a particular type, territory or field.
SECTION 6.08. Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with a fair market value (as determined by the Company in good faith) in excess of $1,000,000 with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is upon fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and (c) is in accordance with Requirements of Law; provided, that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties and their respective wholly-owned Subsidiaries, (ii) Restricted Payments permitted to be made pursuant to Section 6.05, (iii) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors or the compensation committee of the board of directors of such Loan Party or such Subsidiary, (iv) the grant of stock options or similar rights to employees and directors of the Company and its Subsidiaries pursuant to plans approved by the board of directors of the Company, (v) Investments permitted pursuant to Section 6.04, (vi) [reserved], (vii) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and (viii)  transactions approved pursuant to the Company’s “Related Person Transaction Policies and Procedures” dated effective October 27, 2017.
SECTION 6.09. [Reserved].Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to engage in any business other than the operation and franchising of pizza delivery, dine in and carryout restaurants, together with production, manufacturing, printing, promotion and all other services in support of such business and all reasonably similar, incidental or complementary thereto and reasonable extensions thereof.
SECTION 6.11. Plans and Benefit Arrangements. Each of the Loan Parties shall not:
(a)fail to satisfy the minimum funding requirements of ERISA and the Code with respect to any Plan;
(b)request a minimum funding waiver from the IRS with respect to any Plan;
(c)engage in a Prohibited Transaction with or with respect to any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would reasonably be expected to result in a Material Adverse Effect;
(d)permit any Plan to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);
(e)fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that the Company or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Requirement of Law pertaining thereto where such failure would reasonably be expected to result in a Material Adverse Effect;

(f)withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would reasonably be expected to result in a Material Adverse Effect;
(g)terminate, or institute proceedings to terminate, any Plan or Foreign Plan, where such termination would reasonably be expected to result in a Material Adverse Effect;
(h)provide any form of security under Code Section 436(f) in order to avoid funding-based limits on benefits and benefit accruals under any Plan, as required under Code Section 436, or make any amendment to a Plan for which contributions (in addition to contributions required under ERISA Section 303) are required under Section 206(g)(2) of ERISA;
(i)fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Code, where such failure would reasonably be expected to result in a Material Adverse Effect; or
(j)fail to pay any required premiums or contributions with respect to any Benefit Arrangement when due, where such failure would reasonably be expected to result in a Material Adverse Effect.
SECTION 6.12. Fiscal Year. The Company shall not, and shall not permit any Subsidiary of the Company (other than RSC) to, unless it shall have provided thirty (30) days’ prior written notice to the Administrative Agent (or such shorter period as may be approved by the Administrative Agent in its sole discretion), change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Monday closest to December 31 of each calendar year and ending on the last Sunday in December of each calendar year; provided, however that if during any calendar year December 31 is a Sunday such fifty-two (52)/fifty-three (53) week period shall begin on January 1 of the immediately following calendar year.
SECTION 6.13. Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its applicable certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without, in the case of the Loan Parties only, providing prompt, but in any event on or prior to the date of the delivery of the next Compliance Certificate, notice to the Administrative Agent and, in the event such change would be materially adverse to the enforcement rights of the Lenders under the Loan Documents, obtaining the prior written consent of the Required Lenders.
SECTION 6.14. Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter of the Company ending on or about March 31, 2025 and thereafter for the period equal to the four (4) fiscal quarters then ended, to exceed 5.25 to 1.00 (the “Maximum Leverage Ratio”); provided that, in the event any Loan Party consummates a Permitted Acquisition having aggregate consideration in excess of $200,000,000 and, after giving pro forma effect to such acquisition, the Leverage Ratio would exceed 5.25 to 1.00, then, in any such case, so long as no Event of Default shall be continuing at such time or would result therefrom (after giving effect to this proviso), the Company may elect to increase the Maximum Leverage Ratio in effect at such time by 0.50 to 1.00 for the fiscal quarter in which such acquisition occurs and the immediately following three (3) consecutive fiscal quarters thereafter (any such period of increase in the Maximum Leverage Ratio, an “Acquisition Holiday”); provided, further, that no election to utilize an Acquisition Holiday shall be permitted unless one full fiscal quarter shall have passed since the last day of the prior Acquisition Holiday.
SECTION 6.15. Minimum Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter of the Company ending on or about March 31, 2025 and thereafter for the period equal to the four (4) fiscal quarters then ended, to be less than 2.00 to 1.00.
SECTION 6.16. Minimum Liquidity. The Loan Parties shall not permit Liquidity to be less than $150,000,000 at any time during the period (a) commencing on the date that is 91 days prior to the scheduled maturity date of the Senior Notes and (b) ending on the earlier of (i) such time that the Senior Notes are repaid in full and (ii) such time that the maturity of the Senior Notes is extended to a date (or refinanced or replaced with other Indebtedness permitted by Section 6.01 with a maturity) that is at least 91 days after the latest Maturity Date hereunder at such time.
SECTION 6.17. Negative Pledges; Restrictive Agreements. No Loan Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement (other than this Agreement and the other Loan Documents), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting (a) the creation or assumption of any Lien or encumbrance upon any such Loan Party’s or Subsidiary’s properties, whether now owned or hereafter created or acquired, (b) prohibiting or restricting the payment of dividends or distributions to any Borrower or to make or repay Loans to any Borrower or to Guaranty Indebtedness of any Borrower or (c) otherwise prohibiting or restricting the Transactions contemplated hereby and repayment and performance by the Loan Parties of its obligations under the Loan Documents; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any applicable law or by any Loan Document, (ii) with respect to clause (a) only, restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets (other than any assets constituting Collateral) subject to a Permitted Lien, (iii) customary provisions in leases, licenses or other agreements restricting assignment thereof, (iv) customary restrictions and conditions contained in agreements relating to the sale of any property pending such sale, provided such restrictions and conditions apply only to such property that is to be sold and such sale is permitted hereunder, (v) with respect to clause (a) only, with respect to software and other intellectual property licenses pursuant to which the Company or any Subsidiary is the licensee of the relevant software or intellectual property, as the case may be (in which case, any such prohibition or limitation shall relate only to the assets subject to the applicable licenses), (vi) with respect to clauses (a) and (b), agreements relating to Indebtedness permitted hereunder provided such restrictions are no more restrictive in any material respect than those contained in this Agreement, (vii) with respect to clauses (a) and (b) of the foregoing, provisions contained in joint venture agreements or similar agreements entered into in the ordinary course of business and permitted by the terms of this Agreement, so long as in each case such provisions are applicable only to such joint venture, its assets and any Equity Interests therein, (viii) agreements relating to Indebtedness of any Foreign Subsidiary (in which case any such prohibition or limitation shall relate only to such Foreign Subsidiary and its assets) and (ix) with respect to clauses (a) and (b), the Senior Notes Documents.
SECTION 6.18. Outbound Investment Rules. No Loan Party will, nor will it permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules or (b) engage, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)any Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or LC Disbursement when such principal or LC Disbursement is due hereunder or (ii) any interest on any Loan or any other Obligation owing hereunder or under the other Loan Documents within five (5) Business Days after such interest or other Obligation becomes due in accordance with the terms hereof or thereof (in each case for this clause (a), whether at stated maturity, by acceleration or otherwise);
(b)any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
(c)any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 5.03, Section 5.06, Section 5.10 or Article VI;
(d)any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Administrative Agent (which may be given at the request of any Lender) and (ii) any Responsible Officer of any Loan Party, as the case may be, becoming aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties);
(e)a default or event of default or breach shall occur at any time under the terms of any other agreement involving Indebtedness under which any Loan Party or any Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $50,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default (after giving effect to any applicable period of grace) permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; provided, that this paragraph (e) shall not apply to (x) Indebtedness that becomes due as a result of customary non-default mandatory prepayments events, such as asset dispositions, casualty and condemnation events, or issuances of debt or equity, if such transaction is permitted hereunder and under the documents providing for such Indebtedness or (y) Indebtedness that becomes due as a result of the exercise by any holder thereof of conversion, exchange or similar rights related to the value of the Company’s equity securities, in the case of each of clause (x) and clause (y), as long as such Indebtedness is paid when due, redeemed for cash or converted into or exchanged for equity securities of the Company pursuant to the terms of such Indebtedness;
(f)any final judgments or orders for the payment of money in excess of $50,000,000 (other than to the extent any such judgment is covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;
(g)any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by a Loan Party or cease to give or provide the remedies, powers or privileges intended to be created thereby in favor of the Administrative Agent and the Lenders;

(h)any Loan Party or any Significant Subsidiary shall generally become unable, admit in writing its inability or publicly declare its intention not to, or fail generally, to pay its debts as they become due;
(i)any of the following occurs, the occurrence of which would reasonably be expected to result in a Material Adverse Effect: (i) any Reportable Event which constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii), or (iv) above, the Administrative Agent determines in good faith that the amount of the Loan Parties’ liability is likely to exceed ten percent (10%) of its consolidated tangible net worth; (v) the Company or any member of the ERISA Group shall fail to make any contributions when due to a Plan, Multiemployer Plan or Multiple Employer Plan; (vi) any Loan Party or any Subsidiary provides any form of security under Code Section 436(f) in order to avoid funding-based limits on benefits and benefit accruals under any Plan, as required under Code Section 436, or make any amendment to a Plan for which contributions (in addition to contributions required under ERISA Section 303) are required under Section 206(g)(2) of ERISA; (vii) the Company or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; or (viii) the Company or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan and, with respect to any of the events specified in (v), (vi), (vii), or (viii), the occurrence of which would reasonably be expected to result in a Material Adverse Effect; or (ix) in the case of any Foreign Plan, a termination, withdrawal or noncompliance with applicable laws or plan terms shall have occurred that, when taken together with all other terminations, withdrawals or noncompliance with applicable laws or plan terms that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(j)(i) any person or group of persons (within the meaning of Section 13(d) or Section 14(a) of the Securities Exchange Act of 1934, as amended) other than John H. Schnatter (or his estate or beneficiaries) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) forty percent (40%) or more of the voting capital stock of the Company, (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period, together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Company or (iii) the Company ceases to own, directly or indirectly, and control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower;
(k)a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Significant Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;
(l)any Loan Party or any Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing; or
(m)except as permitted by the terms of any Loan Document, or solely as a result of the Administrative Agent no longer having possession of any stock certificates or other instruments delivered to it under the Collateral Documents or as a result of a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner or being terminated due to an act of the Administrative Agent or any of its Related Parties, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, (ii) any Lien securing any Obligation shall cease to be a perfected, first priority Lien to the extent required by the Loan Documents; or (iii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
then, and in every such event (other than an event with respect to a Borrower described in (k) or (l) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in the case of any event with respect to a Borrower described in clause (k) or (l) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure as provided in clause (iii) above, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, and the obligation of the Borrowers to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by each Borrower on behalf of itself and its Subsidiaries. Each Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of such Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other Disposition.
ARTICLE VIII
The Administrative Agent
SECTION 8.01. Authorization and Action. (a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties, and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the

Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Co-Syndication Agent, each Documentation Agent, the Arrangers and the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrowers. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any country, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and
(iii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)None of any Co-Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under SECTION 2.12. , SECTION 2.13. , SECTION 2.15. , SECTION 2.17. , and SECTION 9.03. ) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under SECTION 9.03. ). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of any Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, no Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in SECTION 5.02. unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or calculation of any Dollar Equivalent.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with SECTION 9.04. , (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03. Posting of Communications. (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the administrators, representatives or contacts of any

Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THROUGH THE APPROVED ELECTRONIC PLATFORM EXCEPT FOR ANY SUCH DIRECT DAMAGES (AS OPPOSED TO SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, CLAIMS IN RESPECT OF WHICH ARE HEREBY WAIVED BY THE COMPANY TO THE EXTENT PERMITTED BY APPLICABLE LAW) TO THE EXTENT THEY ARE FOUND BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, each of the Issuing Banks and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.05. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld, conditioned or delayed and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article,

SECTION 2.17. (d) and SECTION 9.03. , as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the first proviso to the first sentence of this Section 8.05(b).
SECTION 8.06. Acknowledgements of Lenders and Issuing Banks. (a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.
(c)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 1.08(c)(i) shall be conclusive, absent manifest error.
(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.
(iv)Each party’s obligations under this Section 1.08(c)(i) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.07. Collateral Matters. (a) Except with respect to the exercise of setoff rights in accordance with SECTION 9.08. or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services, the obligations under which constitute Obligations and no Swap Agreement, the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Lien. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in SECTION 9.02. of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.09. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender in connection with the Loans, the Letters of Credit, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)The Administrative Agent, the Arrangers, the Co-Syndication Agent and each Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.10. Rights under English Law.(a) The Administrative Agent declares that it shall hold all Liens on Collateral governed by English law on trust for itself and each of the other Secured Parties on the terms contained in this Agreement.
(b)The rights, powers, authorities and discretions given to the Administrative Agent under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 (United Kingdom) and the Trustee Act 2000 (United Kingdom) and in addition to any which may be vested in the Administrative Agent by law or regulation or otherwise.
(c)Section 1 of the Trustee Act 2000 (United Kingdom) shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 (United Kingdom) or the Trustee Act 2000 (United Kingdom) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000 (United Kingdom), the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
SECTION 8.11. Borrower Communications.
(a)The Administrative Agent, the Lenders and the Issuing Bank agree that any Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the administrators, representatives or contacts of any Borrower that is added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES

OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL EXCEPT FOR ANY SUCH DIRECT DAMAGES (AS OPPOSED TO SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, CLAIMS IN RESPECT OF WHICH ARE HEREBY WAIVED BY THE COMPANY TO THE EXTENT PERMITTED BY APPLICABLE LAW) TO THE EXTENT THEY ARE FOUND BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY.
(d)Each of the Lenders, the Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by fax or the Approved Borrower Portal (and subject, in each case, to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, as follows:
(i)if to any Loan Party, to it in care of the Company at:
Papa John’s International, Inc.
2002 Papa John’s Blvd.
Louisville, Kentucky 40299
Attention: Chris Collins, Vice President, Tax and Treasury and Treasurer
E-Mail: Chris_Collins@papajohns.com

In each case, with a copy to:
Papa John’s International, Inc.
2002 Papa John’s Blvd.
Louisville, Kentucky 40299
Attention: Chief Legal Officer
Fax No: (502) 261-4190
E-Mail: caroline_oyler@papajohns.com

(ii)if from any Loan Party to the Administrative Agent or Chase in its capacity as an Issuing Bank or a Swingline Lender, the address or addresses separately provided to the Borrowers by the Administrative Agent from time to time;

(iii)if from any Lender to the Administrative Agent or Chase in its capacity as an Issuing Bank or a Swingline Lender, at the address separately provided to the Lenders by the Administrative Agent from time to time;
(iv)if to PNC Bank in its capacity as a Swingline Lender, to PNC Bank at:
PNC Bank, National Association
101 South Fifth Street
K1-K201-37-2
Louisville, KY 40202
Attention: William Nusky
Fax: 502.581.7904
Telephone No: 502.581.4969
Email: bryan.nusky@pnc.com
(v)if to any other Lender or Issuing Bank, to it at its address or fax number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by telecopy shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through any Approved Electronic Platforms or Approved Borrower Portals, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).
(b)Notices and other communications to any Loan Party, the Administrative Agent, any Issuing Bank, or any Lender hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals, as applicable, in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.11(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Approved Electronic Platforms or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02. Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Except as provided in Section 2.09 with respect to any Incremental Facility Amendment or modification of the Commitment Schedule, in Sections 2.14(b), (c) and (e), and in Section 2.23 with respect to any Extension Agreement, and subject to the other provisions of this Section 9.02 (as each of the foregoing Sections is in effect on the date hereof), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto; provided that no such waiver, amendment, modification, consent or other agreement shall:
(i)increase, extend or reinstate the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender),
(ii)reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder or under any other Loan Document, in each case, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment, waiver or modification of (x) the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) or (y) the default rate payable under Section 2.13(d), in each case, shall only require the approval of the Required Lenders),
(iii)postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (excluding voluntary prepayments), or any date for the payment of any interest, fees or other Obligations payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders),
(iv)amend, modify or change (or consent to any departure from) Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, in each case, without the written consent of each Lender (other than any Defaulting Lender) directly or adversely affected thereby,
(v)amend, modify or change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby (it being understood that, solely with the consent of the parties prescribed by Section 2.09 to be parties to an Incremental Facility Amendment, Incremental Term Loans and additional Revolving Commitments may be included in the determination of Required Lenders on substantially the same basis as the initial Commitments and the Loans are included on the Effective Date),

(vi)release any Borrower from its obligations under the Loan Documents or release all or substantially all of the Loan Guarantors from their obligations under its Loan Guaranty or all or substantially all of the value of the guarantees provided by the Loan Guarantors (in each case, except as otherwise permitted herein or in the other Loan Documents (as in effect on the Effective Date)), without the written consent of each Lender (other than any Defaulting Lender),
(vii)change Section 2.18(h) or Section 2.20 in any manner without the written consent of each Lender (other than any Defaulting Lender),
(viii)change the definition of “Foreign Currencies” without the written consent of each Revolving Lender,
(ix)except as provided in Section 9.02(g) (as in effect on the Effective Date) or in any Collateral Document (as in effect on the Effective Date), release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender),
(x)amend or waive any of the conditions set forth in Section 4.02 without the requisite number (or percentage in interest) of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, or
(xi)(x) contractually subordinate the right of payment of all or any portion of the Obligations to any other Indebtedness or other obligations or liabilities or (y) contractually subordinate the Liens securing (or purporting to secure) all or any portion of the Obligations to Liens securing (or purporting to secure) any other Indebtedness or other obligation or liabilities (other than Liens securing Indebtedness permitted by Section 6.01(c) or 6.01(j) (each as in effect on the Effective Date)), in each case, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, each Swingline Lender and each Issuing Bank); provided further that (x) no such agreement shall amend or modify the provisions of Section 2.06 or any Letter of Credit Agreement or any letter of credit application and any bilateral agreement between the Company and any Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively and (y) no such agreement shall amend or modify the provisions of Section 2.05 or any bilateral agreement between the Company and any Swingline Lender regarding such Swingline Lender’s Swingline Lender Sublimit without the prior written consent of the Administrative Agent and such Swingline Lender, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
(c)If, in connection with any proposed amendment, restatement, supplement, modification, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Company, the Administrative Agent and, to the extent involving the assignment or transfer of any Revolving Commitment, each Swingline Lender and each Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) such replacement Lender agrees to the applicable proposed amendment, restatement, supplement, modification, waiver or consent and (iii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
(d)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency; provided that any such amendment, modification or supplement shall not be materially adverse to the Lenders.
(e)Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, the Administrative Agent, the Company and each Lender participating in any Incremental Term Loans or additional Revolving Commitments, may, without the input or consent of the Required Lenders or any other Lender, execute any Incremental Facility Amendment or otherwise effect amendments to this Agreement or any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect any such Incremental Term Loans or additional Revolving Commitments in connection with the provisions of Sections 2.09(e) through (h) (each as in effect on the Effective Date).
(f)Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, the Administrative Agent and the Company, may, without the input or consent of the Required Lenders or any other Lender, effect amendments to this Agreement or any other Loan Document, as may be necessary or appropriate, in the opinion of the Administrative Agent, in connection with the addition or replacement of an Issuing Bank or the addition or replacement of a Swingline Lender.
(g)The Secured Parties hereby irrevocably authorize the Administrative Agent (or its designee) to, and the Administrative Agent shall, release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Obligations, (ii) constituting property being sold or Disposed of if the Loan Party Disposing of such property certifies to the Administrative Agent that the sale or Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or Disposed of constitutes Equity Interests of a Subsidiary, the Administrative Agent is authorized to release the Loan Guaranty provided by such Subsidiary and all Liens on any Collateral provided by such Subsidiary to the extent such Equity Interests were sold or Disposed of in accordance with Section 9.16(a), (iii) as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (iv) to the extent such Collateral constitutes Excluded Equity Interests and (v) as otherwise provided in Section 9.16 (as in effect on the Effective Date). Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders or, to the extent required by Section 9.02, all of the Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.03. Expenses; Indemnity; Damage Waiver.
(a)The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and one local counsel (in each case, selected by the Administrative Agent) in each specialty or relevant jurisdiction for all such Persons, taken as a whole, and in the case of an actual or perceived conflict of interest, one or more additional counsel of the applicable type for each group of Persons similarly situated, taken as a whole) in connection with the syndication and distribution (including, without limitation, via the internet or through an Approved Electronic Platform or an Approved Borrower Portal) of the credit facility provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including the fees, charges and disbursements of one primary counsel selected by the Administrative Agent and one local counsel in each specialty or relevant jurisdiction selected by the Administrative Agent for the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and in the case of an actual or perceived conflict of interest, one or more additional counsel of the applicable type for each group of Lenders similarly situated, taken as a whole) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, each Arranger, each Co-Syndication Agent, each Co-Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel selected by the Administrative Agent and one local counsel in each specialty or relevant jurisdiction selected by the Administrative Agent for the Indemnitees, taken as a whole, and in the case of an actual or perceived conflict of interest, one or more additional counsel of the applicable type for each group of Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Contamination of Regulated Substances on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.17, or (v) any Proceeding, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) material breach in bad faith by such Indemnitee or any of its Affiliates of its funding obligations under this Agreement pursuant to a claim initiated by any Borrower or (z) any dispute solely among Indemnitees (other than (A) any claims directly resulting from an act or omission by any Borrower or any of its Affiliates or (B) any claims against any Indemnitee acting in its capacity or in fulfilling its role as an Arranger, Administrative Agent, a Swingline Lender, an Issuing Bank or any similar role in respect of the credit facility evidenced by this Agreement).
(c)Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (d) of this Section 9.03 to the Administrative Agent and each Revolving Lender severally agrees to pay to any Swingline Lender and any Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s (x) gross negligence, bad faith or willful misconduct or (y) material breach in bad faith of its funding obligations under this Agreement pursuant to a claim initiated by any Borrower. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of all Obligations.
(d)To the extent permitted by applicable law (i) neither any Borrower nor any other Loan Party shall assert, and each Borrower and each other Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the gross negligence, bad faith or willful misconduct of such Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto or its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.03(d) shall relieve any Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages solely to the extent asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable promptly but not later than ten (10) Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, any participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)the Company, provided that, the Company shall be deemed to have consented to any such assignment of all or a portion of any Loans and any Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (c) (but solely in respect of Section 6.14, 6.15 or 6.16), (h), (k) or (l) of Article VII has occurred and is continuing, any other assignee;
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)each Issuing Bank; provided that no consent of any Issuing Bank shall be required (x) if (I) an Event of Default has occurred with respect to any Borrower under (h), (k) or (l) of Article VII and (II) such Issuing Bank has no outstanding Letters of Credit at that time or (y) for an assignment of all or any portion of a Term Loan or Term Loan Commitment; and
(D)each Swingline Lender; provided that no consent of the Swingline Lender shall be required (x) if (I) an Event of Default has occurred with respect to any Borrower under (h), (k) or (l) of Article VII and (II) such Swingline Lender has no outstanding Swingline Loans at that time or (y) for an assignment of all or any portion of a Term Loan or Term Loan Commitment.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the “trade date” under the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of a Revolving Commitment or Revolving Loans) or $1,000,000 (in the case of a Term Loan Commitment or Term Loans), in each case, aggregated across

Affiliates and Approved Funds, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (c) (but solely in respect of Section 6.14, 6.15 or 6.16), (h), (k) or (l) of Article VII has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to

Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of all Obligations. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent, (ii) increases or reductions of the Swingline Lender Sublimit of any Swingline Lender and (iii) increases or reductions of the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information,

notice (including, for the avoidance of doubt, any notice delivered pursuant to SECTION 9.01. ), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any of and all Obligations held by such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under the Loan Documents and although such obligations of the Loan Parties may be unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, Issuing Bank or Affiliate shall notify the Borrowers and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or their respective Affiliates may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower, any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.24. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any insurance, swap or derivative transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Company, (i) to any Person providing a Guarantee of all or any portion of the Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than a Borrower that is not, to the knowledge of the Administrative Agent, the Issuing Banks or any Lender, subject to contractual or fiduciary confidentiality obligations owing to such Borrower or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company from a source other than the Company that is not, to the knowledge of the Administrative Agent, the Issuing Banks or any Lender, subject to contractual or fiduciary confidentiality obligations owing to any Borrower or any of its Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.
For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR

RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14. USA PATRIOT Act, Etc.. Each Lender that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, as applicable, it is or may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and includes such ownership information as required under the Beneficial Ownership Regulation, as the case may be.
SECTION 9.15. Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.
SECTION 9.16. Releases of Loan Guarantors and Collateral.
(a)A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Guaranty and the Collateral Documents (and any Collateral pledged or granted by such Subsidiary Guarantor to the Administrative Agent shall automatically be released) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary. Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Loan Guaranty and the Collateral Documents (and any Collateral pledged or granted by such Subsidiary Guarantor to the Administrative Agent shall automatically be released) if such Subsidiary Guarantor is no longer a wholly-owned Material Domestic Subsidiary; provided that no Subsidiary Guarantor shall be so released for failure to constitute a wholly-owned Material Domestic Subsidiary of the Company unless such Subsidiary Guarantor either (i) becomes non-wholly-owned pursuant to a bona fide Investment in the Equity Interests of such Subsidiary Guarantor by a third-party Person that is not an Affiliate of Company or (ii) becomes a bona fide joint venture with a third-party Person that is not an Affiliate of the Company, in each case, as determined in good faith by the Company in consultation with the Administrative Agent; provided further that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.
(b)[reserved].
(c)Upon Payment in Full of all Obligations, the Loan Guaranty, all Collateral Documents and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)In connection with any termination or release pursuant to this Section 9.16, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release, including the delivery to the Borrowers of all certificated Equity Interests and other possessory Collateral. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation to the date of repayment, shall have been received by such Lender.
SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of a Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party or its Affiliates and other companies with which any Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Loan Party or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers or their Subsidiaries in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.
SECTION 9.19. Marketing Consent. Each Borrower hereby authorizes Chase and its affiliates, at their respective sole expense, but without any prior approval by such Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless such Borrower notifies Chase in writing that such authorization is revoked.
SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of any Borrower and any other Loan Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Loan Party.
SECTION 9.22. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 9.24. Release under Existing Credit Agreement. Each of the Lenders (including in its capacities (or in any of its Affiliates’ capacities) as potentially providing Banking Services for, or potentially having Swap Agreements with, any Loan Party or Subsidiary thereof) irrevocably authorize the Administrative Agent to release each of Preferred Marketing Solutions, Inc. and Papa John’s USA-Georgia, Inc. (together, the “Released Loan Guarantors”) as a Loan Guarantor under the Existing Credit Agreement.
In connection with the foregoing, the Administrative Agent will, at the Company’s expense, execute and deliver to the Released Loan Guarantors such documents as the Company may reasonably request to evidence the release of such items of Collateral from the assignment and security interest granted under the Collateral Documents or to release the Loan Documents (as defined in the Existing Credit Agreement) set forth on Schedule 9.24, in each case in accordance with the terms of the Loan Documents and this Section 9.24. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
ARTICLE X
Loan Guaranty
SECTION 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations of such Loan Guarantor. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.
(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible Payment in Full of all Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the existence, structure or ownership of the Borrowers or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible Payment in Full of all Obligations).
SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of all Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by any Lender or its Affiliate in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this

Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08. Termination. Each of the Loan Guarantors’ obligations under this Loan Guaranty shall remain in full force and effect until termination of any such Loan Guarantor’s obligations pursuant to Section 9.16.
SECTION 10.09. Payments Generally. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency no longer exists or the relevant Loan Guarantor is not able to make payment in such currency, then all payments to be made by such Loan Guarantor hereunder in such currency shall instead be made when due in dollars in an amount equal to the Dollar Equivalent (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Loan Guarantor takes all risks of the imposition of any such currency control or exchange regulations.
SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11. Contribution.
(a)To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full of all Obligations, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank (in the case of Letters of Credit), of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.
SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PAPA JOHN’S INTERNATIONAL, INC.,
as a Borrower
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Vice President, Tax and Treasury and Treasurer

PAPA JOHN’S USA, INC.,
as a Subsidiary Guarantor
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Vice President, Tax and Treasury and Treasurer

CAPITAL DELIVERY, LTD.,
as a Subsidiary Guarantor
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Treasurer

PJ FOOD SERVICE, INC.,
as a Subsidiary Guarantor
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Treasurer

TRANS PAPA LOGISTICS, INC.,
as a Subsidiary Guarantor
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Treasurer

Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

PAPA JOHN’S FRANCHISING, LLC,
as a Subsidiary Guarantor
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Treasurer

PJFS CANADA, LLC,
as a Subsidiary Guarantor
By:__/s/ Christopher K. Collins________
Name: Christopher K. Collins
Title: Treasurer
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, and as Administrative Agent, a Swingline Lender and an Issuing Bank
By:___/s/ Rupam Agrawal____________
Name: Rupam Agrawal
Title: Vice President
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

BANK OF AMERICA, N.A., individually as a Lender and as an Issuing Bank
By:___/s/ John Coppedge___________
Name: John Coppedge
Title: Senior Vice President
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender and as an Issuing Bank and a Swingline Lender
By:____/s/ Creighton Reiss__________
Name: Creighton Reiss
Title: Senior Vice President
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as an Issuing Bank
By:___/s/ Andre Marcotte____________
Name: Andre Marcotte
Title: Assistant Vice President
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

TRUIST BANK, as a Lender
By:____/s/ J. Carlos Navarrete________
Name: J. Carlos Navarrete
Title: Director
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:_____/s/ Darcy McLaren_________
Name: Darcy McLaren
Title: Managing Director
Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender
By:___/s/ Joseph Mayes_____________
Name: Joseph Mayes
Title: Executive Director
By:___/s/ Elizabeth Kleopoulos_____________
Name: Elizabeth Kleopoulos
Title: Vice President

Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender
By:___/s/ D. Andrew Maletta_________
Name: D. Andrew Maletta
Title: Executive Director
By:___/s/ Ryan Peters_____________
Name: Ryan Peters
Title: Executive Director

Signature Page to Second Amended and Restated Credit Agreement
Papa John’s International, Inc.